Exhibit 99.2

The Travelers Companies, Inc. (the Company) is filing this Exhibit 99.2 to reclassify certain historical segment information to conform the presentation of such segment information to the recently announced realignment of the Company’s management team and reflect the revised names of several businesses comprising the Business and International Insurance segment contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (the Quarterly Report), as filed with the Securities and Exchange Commission on July 22, 2014.  These reclassifications have no effect on the Company’s previously reported consolidated results of operations, financial condition, cash flows or the quantitative value of the ratios presented; however, as indicated above, the reclassifications impacted certain historical segment data.  See the Form 8-K to which this exhibit is attached for a further description of the reclassifications.

The Travelers Companies, Inc.

For Quarterly Period Ended June 30, 2014

TABLE OF CONTENTS

		Page
Part I — Financial Information

Item 1.	Financial Statements:

	Consolidated Statement of Income (Unaudited) — Three Months and Six Months Ended June 30, 2014 and 2013	2

	Consolidated Statement of Comprehensive Income (Loss) (Unaudited) — Three Months and Six Months Ended June 30, 2014 and 2013	3

	Consolidated Balance Sheet — June 30, 2014 (Unaudited) and December 31, 2013	4

	Consolidated Statement of Changes in Shareholders’ Equity (Unaudited) — Six Months Ended June 30, 2014 and 2013	5

	Consolidated Statement of Cash Flows (Unaudited) — Six Months Ended June 30, 2014 and 2013	6

	Notes to Consolidated Financial Statements (Unaudited)	7

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations. (Due to its forward-looking rather than historical nature, the Company has not provided reclassified segment information with respect to the section entitled “Outlook” and has omitted this section).	46

PART 1 — FINANCIAL INFORMATION

Item 1.  FINANCIAL STATEMENTS

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (Unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues
Premiums	$5,928	$5,603	$11,751	$11,120
Net investment income	695	687	1,431	1,357
Fee income	112	82	219	179
Net realized investment gains (1)	16	167	17	177
Other revenues	34	135	75	169
Total revenues	6,785	6,674	13,493	13,002

Claims and expenses
Claims and claim adjustment expenses	3,826	3,530	7,141	6,683
Amortization of deferred acquisition costs	965	950	1,915	1,898
General and administrative expenses	1,001	931	1,882	1,846
Interest expense	92	86	184	178
Total claims and expenses	5,884	5,497	11,122	10,605

Income before income taxes	901	1,177	2,371	2,397
Income tax expense	218	252	636	576
Net income	$683	$925	$1,735	$1,821

Net income per share
Basic	$1.98	$2.44	$4.97	$4.80
Diluted	$1.95	$2.41	$4.91	$4.75

Weighted average number of common shares outstanding
Basic	343.0	375.9	346.9	376.8
Diluted	346.7	379.9	350.5	380.8

(1)         Total other-than-temporary impairment (OTTI) gains (losses) were $(1) million and $(1) million for the three months ended June 30, 2014 and 2013, respectively, and $(8) million and $(1) million for the six months ended June 30, 2014 and 2013, respectively.  Of total OTTI, credit losses of $(1) million and $(2) million for the three months ended June 30, 2014 and 2013, respectively, and $(10) million and $(7) million for the six months ended June 30, 2014 and 2013, respectively, were recognized in net realized investment gains.  In addition, unrealized gains from other changes in total OTTI of $0 million and $1 million for the three months ended June 30, 2014 and 2013, respectively, and $2 million and $6 million for the six months ended June 30, 2014 and 2013, respectively, were recognized in other comprehensive income (loss) as part of changes in net unrealized gains on investment securities having credit losses recognized in the consolidated statement of income.

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS) (Unaudited)

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net income	$683	$925	$1,735	$1,821

Other comprehensive income (loss):
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	518	(1,790)	1,055	(2,166)
Having credit losses recognized in the consolidated statement of income	1	(5)	3	4
Net changes in benefit plan assets and obligations	15	26	30	54
Net changes in unrealized foreign currency translation	97	(73)	54	(169)
Other comprehensive income (loss) before income taxes	631	(1,842)	1,142	(2,277)
Income tax expense (benefit)	196	(636)	390	(761)
Other comprehensive income (loss), net of taxes	435	(1,206)	752	(1,516)
Comprehensive income (loss)	$1,118	$(281)	$2,487	$305

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Fixed maturities, available for sale, at fair value (amortized cost $61,841 and $62,196)	$64,583	$63,956
Equity securities, available for sale, at fair value (cost $648 and $686)	980	943
Real estate investments	954	938
Short-term securities	3,818	3,882
Other investments	3,606	3,441
Total investments	73,941	73,160

Cash	311	294
Investment income accrued	710	734
Premiums receivable	6,589	6,125
Reinsurance recoverables	9,508	9,713
Ceded unearned premiums	762	801
Deferred acquisition costs	1,879	1,804
Deferred taxes	—	303
Contractholder receivables	4,371	4,328
Goodwill	3,634	3,634
Other intangible assets	328	351
Other assets	2,778	2,565
Total assets	$104,811	$103,812

Liabilities
Claims and claim adjustment expense reserves	$50,856	$50,895
Unearned premium reserves	12,089	11,850
Contractholder payables	4,371	4,328
Payables for reinsurance premiums	397	298
Deferred taxes	239	—
Debt	6,347	6,346
Other liabilities	4,980	5,299
Total liabilities	79,279	79,016

Shareholders’ equity
Common stock (1,750.0 shares authorized; 339.0 and 353.5 shares issued and outstanding)	21,694	21,500
Retained earnings	25,662	24,291
Accumulated other comprehensive income	1,562	810
Treasury stock, at cost (419.5 and 401.5 shares)	(23,386)	(21,805)
Total shareholders’ equity	25,532	24,796
Total liabilities and shareholders’ equity	$104,811	$103,812

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

(in millions)

For the six months ended June 30,	2014	2013
Common stock
Balance, beginning of year	$21,500	$21,161
Employee share-based compensation	94	106
Compensation amortization under share-based plans and other changes	100	100
Balance, end of period	21,694	21,367

Retained earnings
Balance, beginning of year	24,291	21,352
Net income	1,735	1,821
Dividends	(367)	(367)
Other	3	—
Balance, end of period	25,662	22,806

Accumulated other comprehensive income, net of tax
Balance, beginning of year	810	2,236
Other comprehensive income (loss)	752	(1,516)
Balance, end of period	1,562	720

Treasury stock (at cost)
Balance, beginning of year	(21,805)	(19,344)
Treasury stock acquired — share repurchase authorization	(1,525)	(600)
Net shares acquired related to employee share-based compensation plans	(56)	(59)
Balance, end of period	(23,386)	(20,003)
Total shareholders’ equity	$25,532	$24,890

Common shares outstanding
Balance, beginning of year	353.5	377.4
Treasury stock acquired — share repurchase authorization	(17.3)	(7.3)
Net shares issued under employee share-based compensation plans	2.8	3.4
Balance, end of period	339.0	373.5

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(in millions)

For the six months ended June 30,	2014	2013
Cash flows from operating activities
Net income	$1,735	$1,821
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment gains	(17)	(177)
Depreciation and amortization	442	435
Deferred federal income tax expense	131	151
Amortization of deferred acquisition costs	1,915	1,898
Equity in income from other investments	(257)	(175)
Premiums receivable	(463)	(403)
Reinsurance recoverables	206	747
Deferred acquisition costs	(1,989)	(1,912)
Claims and claim adjustment expense reserves	(60)	(1,128)
Unearned premium reserves	235	345
Other	(550)	(350)
Net cash provided by operating activities	1,328	1,252

Cash flows from investing activities
Proceeds from maturities of fixed maturities	4,915	3,901
Proceeds from sales of investments:
Fixed maturities	785	572
Equity securities	95	50
Real estate investments	5	—
Other investments	338	381
Purchases of investments:
Fixed maturities	(5,449)	(4,488)
Equity securities	(40)	(40)
Real estate investments	(36)	(59)
Other investments	(226)	(209)
Net sales of short-term securities	60	81
Securities transactions in course of settlement	204	60
Acquisition, net of cash acquired	(12)	—
Other	(152)	(157)
Net cash provided by investing activities	487	92

Cash flows from financing activities
Payment of debt	—	(500)
Dividends paid to shareholders	(365)	(366)
Issuance of common stock — employee share options	122	139
Treasury stock acquired — share repurchase authorization	(1,525)	(600)
Treasury stock acquired — net employee share-based compensation	(55)	(59)
Excess tax benefits from share-based payment arrangements	24	29
Net cash used in financing activities	(1,799)	(1,357)

Effect of exchange rate changes on cash	1	(9)
Net increase (decrease) in cash	17	(22)
Cash at beginning of year	294	330
Cash at end of period	$311	$308

Supplemental disclosure of cash flow information
Income taxes paid	$727	$495
Interest paid	$183	$184

The accompanying notes are an integral part of the consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.                       BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Basis of Presentation

The interim consolidated financial statements include the accounts of The Travelers Companies, Inc. (together with its subsidiaries, the Company). These financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP) and are unaudited.  In the opinion of the Company’s management, all adjustments necessary for a fair presentation have been reflected.  Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but that is not required for interim reporting purposes, has been omitted.  All material intercompany transactions and balances have been eliminated.  The accompanying interim consolidated financial statements and related notes should be read in conjunction with the Company’s consolidated financial statements and related notes included in the Company’s 2013 Annual Report on Form 10-K as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014.

The preparation of the interim consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements and the reported amounts of revenues and claims and expenses during the reporting period.  Actual results could differ from those estimates.

On November 1, 2013, the Company acquired all of the issued and outstanding shares of The Dominion of Canada General Insurance Company (Dominion) for an aggregate purchase price of approximately $1.035 billion. Dominion primarily markets personal lines and small commercial insurance business in Canada. At the acquisition date, the Company recorded at fair value $3.91 billion of assets acquired and $2.88 billion of liabilities assumed as part of purchase accounting, including $16 million of identifiable intangible assets and $273 million of goodwill. Dominion is included in the Company’s Business and International Insurance segment.

Adoption of Accounting Standards Updates

Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date

In February 2013, the Financial Accounting Standards Board (FASB) issued updated guidance to resolve diversity in practice concerning the recognition, measurement, and disclosure of obligations resulting from certain joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date.  The guidance requires that the reporting entity measure joint and several liability arrangements as the amount the reporting entity agreed to pay on the basis of its arrangement among the co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors.  The updated guidance was effective for the quarter ending March 31, 2014. The adoption of this guidance did not have any effect on the Company’s results of operations, financial position or liquidity.

Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity

In March 2013, the FASB issued updated guidance to resolve diversity in practice concerning the release of the cumulative foreign currency translation adjustment into net income when a parent sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity.  When a company ceases to have a controlling financial interest in a subsidiary within a foreign entity, the company should recognize any related cumulative translation adjustment into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary had resided. Upon the partial sale of an equity method investment that is a foreign entity, the company should release into earnings a pro rata portion of the cumulative translation adjustment. Upon the partial sale of an equity method investment that is not a foreign entity, the company should release into earnings the cumulative translation adjustment if the partial sale represents a complete or substantially complete liquidation of the foreign entity that holds the equity method investment.  The updated guidance was effective for the quarter ending March 31, 2014.  The adoption of this guidance did not have any effect on the Company’s results of operations, financial position or liquidity.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), (Continued)

1.                       BASIS OF PRESENTATION AND ACCOUNTING POLICIES, Continued

Accounting Standards Not Yet Adopted

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity

In April 2014, the FASB issued revised guidance to reduce diversity in practice for reporting discontinued operations. Under the previous guidance, any component of an entity that was a reportable segment, an operating segment, a reporting unit, a subsidiary, or an asset group was eligible for discontinued operations presentation. The revised guidance only allows disposals of components of an entity that represent a strategic shift (e.g., disposal of a major geographical area, a major line of business, a major equity method investment, or other major parts of an entity) and that have a major effect on a reporting entity’s operations and financial results to be reported as discontinued operations. The revised guidance also requires expanded disclosure in the financial statements for discontinued operations as well as for disposals of significant components of an entity that do not qualify for discontinued operations presentation. The updated guidance is effective for the quarter ending March 31, 2015. The adoption of this guidance is not expected to have a material effect on the Company’s results of operations, financial position or liquidity.

Revenue from Contracts with Customers

In May 2014, the FASB issued updated guidance to clarify the principles for recognizing revenue. While insurance contracts are not within the scope of this updated guidance, the Company’s fee income related to providing claims and policy management services as well as claim and loss prevention services will be subject to this updated guidance.

The updated guidance requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services.  The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation.

The updated guidance is effective for the quarter ending March 31, 2017.  The adoption of this guidance is not expected to have a material effect on the Company’s results of operations, financial position or liquidity.

Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period

In June 2014, the FASB issued updated guidance to resolve diversity in practice concerning employee share-based payments that contain performance targets that could be achieved after the requisite service period. Many reporting entities account for performance targets that could be achieved after the requisite service period as performance conditions that affect the vesting of the award and, therefore, do not reflect the performance targets in the estimate of the grant-date fair value of the award. Other reporting entities treat those performance targets as nonvesting conditions that affect the grant-date fair value of the award.

The updated guidance requires that a performance target that affects vesting and that can be achieved after the requisite service period be treated as a performance condition. As such, the performance target that affects vesting should not be reflected in estimating that fair value of the award at the grant date. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which service has been rendered. If the performance target becomes probable of being achieved before the end of the service period, the remaining unrecognized compensation cost for which requisite service has not yet been rendered is recognized prospectively over the remaining service period. The total amount of compensation cost recognized during and after the service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), (Continued)

1.                       BASIS OF PRESENTATION AND ACCOUNTING POLICIES, Continued

The updated guidance is effective for annual and interim periods beginning after December 15, 2015, with early adoption permitted. The adoption of this guidance is not expected to have a material effect on the Company’s results of operations, financial position or liquidity.

Nature of Operations

On June 10, 2014, the Company announced a realignment of its management team, effective July 1, 2014, that gave rise to a realignment of two of its three reportable business segments, as follows:

•

The Company’s International Insurance group, which had previously been included in the Financial, Professional & International Insurance segment, was combined with the Company’s previous Business Insurance segment to create a new Business and International Insurance segment.

•

The Bond & Financial Products group, which comprised the remaining businesses in the Financial, Professional & International Insurance segment, now comprises the new Bond & Specialty Insurance segment.

•	The Personal Insurance segment was not impacted by these changes.

The realignment of segments described above was made to reflect the realignment of the Company’s senior management responsibilities and the manner in which the Company’s businesses have been managed starting July 1, 2014, and the aggregation of products and services based on the type of customer, how the business is marketed and the manner in which risks are underwritten.

In connection with these changes, the Company has realigned and revised the names of several businesses that comprise the Business and International Insurance segment.  The new reportable business segments are as follows:

Business and International Insurance

The Business and International Insurance segment offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Business and International Insurance is comprised of Select Accounts; Middle Market; National Accounts; First Party; Specialized Distribution; and International.  International includes Dominion, which the Company acquired in November 2013 and which writes personal lines and small commercial insurance business in Canada.

International also includes the Company’s 49.5% ownership of the common stock of J. Malucelli Participações em Seguros e Resseguros S.A. (JMalucelli), its joint venture in Brazil.  JMalucelli primarily writes surety business in Brazil, as well as other property and casualty insurance business in Brazil.  The Company's investment in JMalucelli is accounted for using the equity method and is included in "other investments" on the consolidated balance sheet.

Business and International Insurance also includes the Special Liability Group (which manages the Company’s asbestos and environmental liabilities) and the assumed reinsurance and certain other runoff operations, which are collectively referred to as Business and International Insurance Other.

Bond & Specialty Insurance

The Bond & Specialty Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, and provide a wide range of primarily domestic customers with bond and insurance products and risk management services.

Personal Insurance

The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), (Continued)

2.                                      SEGMENT INFORMATION

The following tables summarize the components of the Company’s revenues, operating income and total assets by reportable business segments:

(for the three months ended June 30, in millions)	Business and International Insurance	Bond & Specialty Insurance	Personal Insurance	Total Reportable Segments
2014
Premiums	$3,631	$524	$1,773	$5,928
Net investment income	539	62	94	695
Fee income	112	—	—	112
Other revenues	10	6	17	33
Total operating revenues (1)	$4,292	$592	$1,884	$6,768
Operating income (1)	$471	$192	$75	$738

2013
Premiums	$3,277	$492	$1,834	$5,603
Net investment income	527	66	94	687
Fee income	82	—	—	82
Other revenues	114	5	15	134
Total operating revenues (1)	$4,000	$563	$1,943	$6,506
Operating income (1)	$571	$162	$142	$875

(1)      Operating revenues for reportable business segments exclude net realized investment gains (losses). Operating income for reportable business segments equals net income excluding the after-tax impact of net realized investment gains (losses).

(for the six months ended June 30, in millions)	Business and International Insurance	Bond & Specialty Insurance	Personal Insurance	Total Reportable Segments
2014
Premiums	$7,189	$1,027	$3,535	$11,751
Net investment income	1,109	128	194	1,431
Fee income	219	—	—	219
Other revenues	22	10	43	75
Total operating revenues (1)	$8,539	$1,165	$3,772	$13,476
Operating income (1)	$1,165	$346	$343	$1,854

2013
Premiums	$6,476	$970	$3,674	$11,120
Net investment income	1,040	132	185	1,357
Fee income	179	—	—	179
Other revenues	127	10	33	170
Total operating revenues (1)	$7,822	$1,112	$3,892	$12,826
Operating income (1)	$1,207	$279	$339	$1,825

(1)      Operating revenues for reportable business segments exclude net realized investment gains (losses). Operating income for reportable business segments equals net income excluding the after-tax impact of net realized investment gains (losses).

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

2.                       SEGMENT INFORMATION, Continued

Business Segment Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013
Revenue reconciliation
Earned premiums
Business and International Insurance:
Domestic:
Workers’ compensation	$923	$897	$1,831	$1,744
Commercial automobile	473	474	941	949
Commercial property	440	418	868	827
General liability	457	444	904	881
Commercial multi-peril	763	776	1,518	1,541
Other	11	9	21	18
Total Domestic	3,067	3,018	6,083	5,960
International	564	259	1,106	516
Total Business and International Insurance	3,631	3,277	7,189	6,476

Bond & Specialty Insurance:
Fidelity and surety	238	228	460	448
General liability	241	221	478	434
Other	45	43	89	88
Total Bond & Specialty Insurance	524	492	1,027	970

Personal Insurance:
Automobile	821	864	1,636	1,736
Homeowners and other	952	970	1,899	1,938
Total Personal Insurance	1,773	1,834	3,535	3,674
Total earned premiums	5,928	5,603	11,751	11,120
Net investment income	695	687	1,431	1,357
Fee income	112	82	219	179
Other revenues	33	134	75	170
Total operating revenues for reportable segments	6,768	6,506	13,476	12,826
Other revenues	1	1	—	(1)
Net realized investment gains	16	167	17	177
Total consolidated revenues	$6,785	$6,674	$13,493	$13,002

Income reconciliation, net of tax
Total operating income for reportable segments	$738	$875	$1,854	$1,825
Interest Expense and Other (1)	(65)	(59)	(129)	(122)
Total operating income	673	816	1,725	1,703
Net realized investment gains	10	109	10	118

Total consolidated net income	$683	$925	$1,735	$1,821

(1)   The primary component of Interest Expense and Other is after-tax interest expense of $60 million and $56 million in the three months ended June 30, 2014 and 2013, respectively, and $120 million and $116 million in the six months ended June 30, 2014 and 2013, respectively.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

2.                       SEGMENT INFORMATION, Continued

(in millions)	June 30, 2014	December 31, 2013
Asset reconciliation:
Business and International Insurance	$83,494	$82,789
Bond & Specialty Insurance	7,832	7,648
Personal Insurance	12,948	12,870
Total assets for reportable segments	104,274	103,307
Other assets (1)	537	505
Total consolidated assets	$104,811	$103,812

(1)                  The primary components of other assets at both dates were other intangible assets and accrued over-funded benefit plan assets related to the Company’s qualified domestic pension plan.

3.                       INVESTMENTS

Fixed Maturities

The amortized cost and fair value of investments in fixed maturities classified as available for sale were as follows:

	Amortized	Gross Unrealized		Fair
(at June 30, 2014, in millions)	Cost	Gains	Losses	Value
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,060	$40	$6	$2,094
Obligations of states, municipalities and political subdivisions:
Pre-refunded	8,096	359	—	8,455
All other	25,309	1,341	80	26,570

Total obligations of states, municipalities and political subdivisions	33,405	1,700	80	35,025
Debt securities issued by foreign governments	2,549	37	4	2,582
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2,154	178	6	2,326
All other corporate bonds	21,541	969	95	22,415
Redeemable preferred stock	132	9	—	141

Total	$61,841	$2,933	$191	$64,583

	Amortized	Gross Unrealized		Fair
(at December 31, 2013, in millions)	Cost	Gains	Losses	Value
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,288	$39	$12	$2,315
Obligations of states, municipalities and political subdivisions:
Pre-refunded	9,074	445	1	9,518
All other	25,414	991	361	26,044

Total obligations of states, municipalities and political subdivisions	34,488	1,436	362	35,562
Debt securities issued by foreign governments	2,552	33	8	2,577
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2,263	179	18	2,424
All other corporate bonds	20,472	767	299	20,940
Redeemable preferred stock	133	6	1	138

Total	$62,196	$2,460	$700	$63,956

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

3.                       INVESTMENTS, Continued

Pre-refunded bonds of $8.46 billion and $9.52 billion at June 30, 2014 and December 31, 2013, respectively, were bonds for which states or municipalities have established irrevocable trusts, almost exclusively comprised of U.S. Treasury securities, which were created to satisfy their responsibility for payments of principal and interest.

Equity Securities

The cost and fair value of investments in equity securities were as follows:

		Gross Unrealized		Fair
(at June 30, 2014, in millions)	Cost	Gains	Losses	Value
Common stock	$396	$303	$—	$699
Non-redeemable preferred stock	252	31	2	281

Total	$648	$334	$2	$980

		Gross Unrealized		Fair
(at December 31, 2013, in millions)	Cost	Gains	Losses	Value
Common stock	$385	$226	$1	$610
Non-redeemable preferred stock	301	34	2	333

Total	$686	$260	$3	$943

Unrealized Investment Losses

The following tables summarize, for all investments in an unrealized loss position at June 30, 2014 and December 31, 2013, the aggregate fair value and gross unrealized loss by length of time those securities have been continuously in an unrealized loss position.  The fair value amounts reported in the tables are estimates that are prepared using the process described in note 4.

	Less than 12 months		12 months or longer		Total
(at June 30, 2014, in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$40	$1	$106	$5	$146	$6
Obligations of states, municipalities and political subdivisions	1,378	4	2,750	76	4,128	80
Debt securities issued by foreign governments	425	2	115	2	540	4
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	77	—	268	6	345	6
All other corporate bonds	1,015	7	2,914	88	3,929	95

Total fixed maturities	2,935	14	6,153	177	9,088	191

Equity securities
Common stock	29	—	1	—	30	—
Non-redeemable preferred stock	152	2	—	—	152	2

Total equity securities	181	2	1	—	182	2

Total	$3,116	$16	$6,154	$177	$9,270	$193

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

3.                       INVESTMENTS, Continued

	Less than 12 months		12 months or longer		Total
(at December 31, 2013, in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$433	$12	$—	$—	$433	$12
Obligations of states, municipalities and political subdivisions	4,785	298	432	64	5,217	362
Debt securities issued by foreign governments	907	8	1	—	908	8
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	542	17	21	1	563	18
All other corporate bonds	6,887	253	421	46	7,308	299
Redeemable preferred stock	82	1	—	—	82	1

Total fixed maturities	13,636	589	875	111	14,511	700

Equity securities
Common stock	53	1	—	—	53	1
Non-redeemable preferred stock	147	2	—	—	147	2

Total equity securities	200	3	—	—	200	3

Total	$13,836	$592	$875	$111	$14,711	$703

The following table summarizes, for all fixed maturities and equity securities reported at fair value for which fair value is less than 80% of amortized cost at June 30, 2014, the gross unrealized investment loss by length of time those securities have continuously been in an unrealized loss position of greater than 20% of amortized cost:

	Period For Which Fair Value Is Less Than 80% of Amortized Cost
(at June 30, 2014, in millions)	3 Months or Less	Greater Than 3 Months, 6 Months or Less	Greater Than 6 Months, 12 Months or Less	Greater Than 12 Months	Total
Fixed maturities
Mortgage-backed securities	$—	$—	$—	$—	$—
Other	1	4	1	2	8
Total fixed maturities	1	4	1	2	8
Equity securities	—	—	—	—	—
Total	$1	$4	$1	$2	$8

These unrealized losses at June 30, 2014 represented less than 1% of the combined fixed maturity and equity security portfolios on a pretax basis and less than 1% of shareholders’ equity on an after-tax basis.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

3.                       INVESTMENTS, Continued

Impairment Charges

Impairment charges included in net realized investment gains in the consolidated statement of income were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$—	$—	$—	$—
Obligations of states, municipalities and political subdivisions	—	—	—	—
Debt securities issued by foreign governments	—	—	—	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	1	1	1	2
All other corporate bonds	—	—	3	—
Redeemable preferred stock	—	—	—	—
Total fixed maturities	1	1	4	2

Equity securities
Common stock	—	1	5	1
Non-redeemable preferred stock	—	—	—	—
Total equity securities	—	1	5	1

Other investments	—	—	1	4
Total	$1	$2	$10	$7

The following tables present the cumulative amount of and the changes during the reporting period in the credit losses of other-than-temporary impairments (OTTI) on fixed maturities recognized in the consolidated statement of income for which a portion of the OTTI was recognized in other comprehensive income:

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

3.                       INVESTMENTS, Continued

	2014
(for the three months ended June 30, in millions)	Cumulative OTTI Credit Losses Recognized for Securities Held, Beginning of Period	Additions for OTTI Securities Where No Credit Losses Were Previously Recognized	Additions for OTTI Securities Where Credit Losses Have Been Previously Recognized	Reductions Due to Sales/Defaults of Credit- Impaired Securities	Adjustments to Book Value of Credit- Impaired Securities due to Changes in Cash Flows	Cumulative OTTI Credit Losses Recognized for Securities Still Held, End of Period
Fixed maturities
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	$42	$—	$1	$—	$—	$43
All other corporate bonds	69	—	—	—	(3)	66
Total fixed maturities	$111	$—	$1	$—	$(3)	$109

(for the six months ended June 30, in millions)
Fixed maturities
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	$53	$—	$1	$(3)	$(8)	$43
All other corporate bonds	65	—	3	—	(2)	66
Total fixed maturities	$118	$—	$4	$(3)	$(10)	$109

	2013
(for the three months ended June 30, in millions)	Cumulative OTTI Credit Losses Recognized for Securities Held, Beginning of Period	Additions for OTTI Securities Where No Credit Losses Were Previously Recognized	Additions for OTTI Securities Where Credit Losses Have Been Previously Recognized	Reductions Due to Sales/Defaults of Credit- Impaired Securities	Adjustments to Book Value of Credit- Impaired Securities due to Changes in Cash Flows	Cumulative OTTI Credit Losses Recognized for Securities Still Held, End of Period
Fixed maturities
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	$55	$—	$1	$—	$(1)	$55
All other corporate bonds	71	—	—	—	(1)	70
Total fixed maturities	$126	$—	$1	$—	$(2)	$125

(for the six months ended June 30, in millions)
Fixed maturities
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	$55	$—	$2	$—	$(2)	$55
All other corporate bonds	72	—	—	—	(2)	70
Total fixed maturities	$127	$—	$2	$—	$(4)	$125

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

3.                       INVESTMENTS, Continued

Derivative Financial Instruments

From time to time, the Company enters into U.S. Treasury note futures contracts to modify the effective duration of specific assets within the investment portfolio.  U.S. Treasury futures contracts require a daily mark-to-market and settlement with the broker.  At June 30, 2014 and December 31, 2013, the Company had $100 million and $0 notional value of open U.S. Treasury futures contracts, respectively.  Net realized investment gains in the three months ended June 30, 2014 and 2013 included net losses of $1 million and net gains of $134 million, respectively, related to U.S. Treasury futures contracts.  Net realized investment gains in the six months ended June 30, 2014 and 2013 included net losses of $0.2 million and net gains of $115 million, respectively, related to U.S. Treasury futures contracts.

4.                       FAIR VALUE MEASUREMENTS

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in the fair value accounting guidance.  The framework is based on the inputs used in valuation, gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available.  The disclosure of fair value estimates in the fair value accounting guidance hierarchy is based on whether the significant inputs into the valuation are observable.  In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect the Company’s significant market assumptions.  The level in the fair value hierarchy within which the fair value measurement is reported is based on the lowest level input that is significant to the measurement in its entirety.  The three levels of the hierarchy are as follows:

•                  Level 1 - Unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access.

•                  Level 2 - Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, prepayment speeds, default rates, loss severities, etc.) or can be corroborated by observable market data.

•                  Level 3 - Valuations based on models where significant inputs are not observable.  The unobservable inputs reflect the Company’s own assumptions about the inputs that market participants would use.

Valuation of Investments Reported at Fair Value in Financial Statements

The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in an orderly transaction between knowledgeable, unrelated, willing parties; i.e., not in a forced transaction.  The estimated fair value of a financial instrument may differ from the amount that could be realized if the security was sold in an immediate sale, e.g.; a forced transaction.  Additionally, the valuation of investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

For investments that have quoted market prices in active markets, the Company uses the unadjusted quoted market prices as fair value and includes these prices in the amounts disclosed in Level 1 of the hierarchy.  The Company receives the quoted market prices from a third party, nationally recognized pricing service (pricing service).  When quoted market prices are unavailable, the Company utilizes a pricing service to determine an estimate of fair value, which is mainly used for its fixed maturity investments.  The fair value estimates provided from this pricing service are included in the amount disclosed in Level 2 of the hierarchy.  If quoted market prices and an estimate from a pricing service are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or Level 3.  The Company bases all of its estimates of fair value for assets on the bid price as it represents what a third-party market participant would be willing to pay in an arm’s length transaction.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

4.                       FAIR VALUE MEASUREMENTS, Continued

Fixed Maturities

The Company utilized a pricing service to estimate fair value measurements for approximately 98% of its fixed maturities at both June 30, 2014 and December 31, 2013.  The pricing service utilizes market quotations for fixed maturity securities that have quoted prices in active markets.  Since fixed maturities other than U.S. Treasury securities generally do not trade on a daily basis, the pricing service prepares estimates of fair value measurements for these securities using its proprietary pricing applications, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings and matrix pricing.  Additionally, the pricing service uses an Option Adjusted Spread model to develop prepayment and interest rate scenarios.

The pricing service evaluates each asset class based on relevant market information, relevant credit information, perceived market movements and sector news.  The market inputs utilized in the pricing evaluation, listed in the approximate order of priority, include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic events.  The extent of the use of each market input depends on the asset class and the market conditions.  Depending on the security, the priority of the use of inputs may change or some market inputs may not be relevant.  For some securities, additional inputs may be necessary.

The pricing service utilized by the Company has indicated that it will only produce an estimate of fair value if there is objectively verifiable information to produce a valuation.  If the pricing service discontinues pricing an investment, the Company would be required to produce an estimate of fair value using some of the same methodologies as the pricing service but would have to make assumptions for any market-based inputs that were unavailable due to market conditions.

The fair value estimates of most fixed maturity investments are based on observable market information rather than market quotes.  Accordingly, the estimates of fair value for such fixed maturities, other than U.S. Treasury securities, provided by the pricing service are included in the amount disclosed in Level 2 of the hierarchy.  The estimated fair value of U.S. Treasury securities is included in the amount disclosed in Level 1 as the estimates are based on unadjusted market prices.

The Company also holds certain fixed maturity investments which are not priced by the pricing service and, accordingly, estimates the fair value of such fixed maturities using an internal matrix that is based on market information regarding interest rates, credit spreads and liquidity.  The underlying source data for calculating the matrix of credit spreads relative to the U.S. Treasury curve are the BofA Merrill Lynch U.S. Corporate Index and the BofA Merrill Lynch High Yield BB Rated Index.  The Company includes the fair value estimates of these corporate bonds in Level 2, since all significant inputs are market observable.

While the vast majority of the Company’s municipal bonds and corporate bonds are included in Level 2, the Company holds a number of municipal bonds and corporate bonds which are not valued by the pricing service and estimates the fair value of these bonds using an internal pricing matrix with some unobservable inputs that are significant to the valuation.  Due to the limited amount of observable market information, the Company includes the fair value estimates for these particular bonds in Level 3.  The fair value of the fixed maturities for which the Company used an internal pricing matrix was $134 million and $94 million at June 30, 2014 and December 31, 2013, respectively. Additionally, the Company holds a small amount of other fixed maturity investments that have characteristics that make them unsuitable for matrix pricing.  For these fixed maturities, the Company obtains a quote from a broker (primarily the market maker).  The fair value of the fixed maturities for which the Company received a broker quote was $130 million and $161 million at June 30, 2014 and December 31, 2013, respectively.  Due to the disclaimers on the quotes that indicate that the price is indicative only, the Company includes these fair value estimates in Level 3.

Equities — Public Common and Preferred

For public common and preferred stocks, the Company receives prices from a nationally recognized pricing service that are based on observable market transactions and includes these estimates in the amount disclosed in Level 1.  When current market quotes in active markets are unavailable for certain non-redeemable preferred stocks held by the Company, the

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

4.                       FAIR VALUE MEASUREMENTS, Continued

Company receives an estimate of fair value from the pricing service that provides fair value estimates for the Company’s fixed maturities. The service utilizes similar methodologies to price the non-redeemable preferred stocks as it does for the fixed maturities. The Company includes the fair value estimate for these non-redeemable preferred stocks in the amount disclosed in Level 2.

Other Investments

The Company holds investments in various publicly-traded securities which are reported in other investments.  These investments include mutual funds and other small holdings.  The $19 million fair value of these investments at both June 30, 2014 and December 31, 2013 was disclosed in Level 1.  At June 30, 2014 and December 31, 2013, the Company held investments in non-public common and preferred equity securities, with fair value estimates of $36 million and $34 million, respectively, reported in other investments, where the fair value estimate is determined either internally or by an external fund manager based on recent filings, operating results, balance sheet stability, growth and other business and market sector fundamentals.  Due to the significant unobservable inputs in these valuations, the Company includes the total fair value estimate for all of these investments at June 30, 2014 and December 31, 2013 in the amount disclosed in Level 3.

Derivatives

At June 30, 2014 and December 31, 2013, the Company held $9 million and $8 million, respectively, of convertible bonds containing embedded conversion options that are valued separately from the host bond contract in the amount disclosed in Level 2 — fixed maturities.

Fair Value Hierarchy

The following tables present the level within the fair value hierarchy at which the Company’s financial assets and financial liabilities are measured on a recurring basis at June 30, 2014 and December 31, 2013.  An investment transferred between levels during a period is transferred at its fair value as of the beginning of that period.

(at June 30, 2014, in millions)	Total	Level 1	Level 2	Level 3

Invested assets:
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,094	$2,077	$17	$—
Obligations of states, municipalities and political subdivisions	35,025	—	35,012	13
Debt securities issued by foreign governments	2,582	—	2,582	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2,326	—	2,275	51
All other corporate bonds	22,415	21	22,203	191
Redeemable preferred stock	141	—	132	9
Total fixed maturities	64,583	2,098	62,221	264

Equity securities
Common stock	699	699	—	—
Non-redeemable preferred stock	281	123	158	—
Total equity securities	980	822	158	—

Other investments	55	19	—	36
Total	$65,618	$2,939	$62,379	$300

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

4.                   FAIR VALUE MEASUREMENTS, Continued

During the six months ended June 30, 2014, the Company had transfers of $1 million of obligations of states, municipalities and political subdivisions and $4 million of non-redeemable preferred stock from Level 1 to Level 2.  In addition, the Company had transfers of $10 million of non-redeemable preferred stock from Level 2 to Level 1.

(at December 31, 2013, in millions)	Total	Level 1	Level 2	Level 3

Invested assets:
Fixed maturities
U.S. Treasury securities and obligations of U.S. government and government agencies and authorities	$2,315	$2,298	$17	$—
Obligations of states, municipalities and political subdivisions	35,562	1	35,538	23
Debt securities issued by foreign governments	2,577	—	2,577	—
Mortgage-backed securities, collateralized mortgage obligations and pass-through securities	2,424	—	2,415	9
All other corporate bonds	20,940	—	20,726	214
Redeemable preferred stock	138	—	129	9
Total fixed maturities	63,956	2,299	61,402	255

Equity securities
Common stock	610	610	—	—
Non-redeemable preferred stock	333	138	195	—
Total equity securities	943	748	195	—

Other investments	53	19	—	34
Total	$64,952	$3,066	$61,597	$289

During the year ended December 31, 2013, the Company had transfers of $31 million of redeemable preferred stock and $54 million of non-redeemable preferred stock from Level 1 to Level 2.

The following tables present the changes in the Level 3 fair value category during the three months and six months ended June 30, 2014 and the twelve months ended December 31, 2013.

Three Months Ended June 30, 2014 (in millions)	Fixed Maturities	Other Investments	Total

Balance at March 31, 2014	$267	$37	$304
Total realized and unrealized investment gains (losses):
Reported in net realized investment gains (1)	1	—	1
Reported in increases (decreases) in other comprehensive income	2	(1)	1
Purchases, sales and settlements/maturities:
Purchases	58	—	58
Sales	(1)	—	(1)
Settlements/maturities	(31)	—	(31)
Gross transfers into Level 3	—	—	—
Gross transfers out of Level 3	(32)	—	(32)
Balance at June 30, 2014	$264	$36	$300

Amount of total realized investment gains (losses) for the period included in the consolidated statement of income attributable to changes in the fair value of assets still held at the reporting date	$—	$—	$—

(1)                 Includes impairments on investments held at the end of the period as well as amortization on fixed maturities.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

4.                   FAIR VALUE MEASUREMENTS, Continued

Six Months Ended June 30, 2014 (in millions)	Fixed Maturities	Other Investments	Total

Balance at December 31, 2013	$255	$34	$289
Total realized and unrealized investment gains (losses):
Reported in net realized investment gains (1)	2	1	3
Reported in increases (decreases) in other comprehensive income	—	—	—
Purchases, sales and settlements/maturities:
Purchases	142	1	143
Sales	(1)	—	(1)
Settlements/maturities	(60)	—	(60)
Gross transfers into Level 3	—	—	—
Gross transfers out of Level 3	(74)	—	(74)
Balance at June 30, 2014	$264	$36	$300

Amount of total realized investment gains (losses) for the period included in the consolidated statement of income attributable to changes in the fair value of assets still held at the reporting date	$—	$—	$—

(1)         Includes impairments on investments held at the end of the period as well as amortization on fixed maturities.

Twelve Months Ended December 31, 2013 (in millions)	Fixed Maturities	Other Investments	Total

Balance at December 31, 2012	$230	$54	$284
Total realized and unrealized investment gains (losses):
Reported in net realized investment gains (1)	4	12	16
Reported in increases (decreases) in other comprehensive income	(2)	1	(1)
Purchases, sales and settlements/maturities:
Purchases	180	—	180
Sales	(25)	(33)	(58)
Settlements/maturities	(83)	—	(83)
Gross transfers into Level 3	15	—	15
Gross transfers out of Level 3	(64)	—	(64)
Balance at December 31, 2013	$255	$34	$289

Amount of total realized investment gains (losses) for the period included in the consolidated statement of income attributable to changes in the fair value of assets still held at the reporting date	$—	$—	$—

(1)              Includes impairments on investments held at the end of the period as well as amortization on fixed maturities.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

4.                   FAIR VALUE MEASUREMENTS, Continued

Financial Instruments Disclosed, But Not Carried, At Fair Value

The Company uses various financial instruments in the normal course of its business. The Company’s insurance contracts are excluded from fair value of financial instruments accounting guidance and, therefore, are not included in the amounts discussed below.  The following tables present the carrying value and fair value of the Company’s financial assets and financial liabilities disclosed, but not carried, at fair value at June 30, 2014 and December 31, 2013, and the level within the fair value hierarchy at which such assets and liabilities are measured on a recurring basis.

(at June 30, 2014, in millions)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Short-term securities	$3,818	$3,818	$1,290	$2,477	$51

Financial liabilities:
Debt	$6,247	$7,452	$—	$7,452	$—
Commercial paper	$100	$100	$—	$100	$—

(at December 31, 2013, in millions)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Short-term securities	$3,882	$3,882	$1,608	$2,215	$59

Financial liabilities:
Debt	$6,246	$7,123	$—	$7,123	$—
Commercial paper	$100	$100	$—	$100	$—

The Company utilized a pricing service to estimate fair value for approximately 97% of short-term securities at both June 30, 2014 and December 31, 2013.  A description of the process and inputs used by the pricing service to estimate fair value is discussed in the “Fixed Maturities” section above.  Estimates of fair value for U.S. Treasury securities and money market funds are based on market quotations received from the pricing service and are disclosed in Level 1 of the hierarchy.  The fair value of other short-term fixed maturity securities is estimated by the pricing service using observable market inputs and is disclosed in Level 2 of the hierarchy.  For short-term securities where an estimate is not obtained from the pricing service, the carrying value approximates fair value and is included in Level 3 of the hierarchy.

The Company utilized a pricing service to estimate fair value for 100% of its debt, including commercial paper, at both June 30, 2014 and December 31, 2013.  The pricing service utilizes market quotations for debt that have quoted prices in active markets.  Since fixed maturities other than U.S. Treasury securities generally do not trade on a daily basis, the fair value estimates are based on market observable inputs and disclosed in Level 2 of the hierarchy.

The Company had no material assets or liabilities that were measured at fair value on a non-recurring basis during the six months ended June 30, 2014 or twelve months ended December 31, 2013.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

5.                   GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table presents the carrying amount of the Company’s goodwill by segment at June 30, 2014 and December 31, 2013:

(in millions)	June 30, 2014	December 31, 2013
Business and International Insurance (1)	$2,499	$2,499
Bond & Specialty Insurance	495	495
Personal Insurance	613	613
Other	27	27
Total	$3,634	$3,634

(1)                      Includes goodwill associated with the Company’s acquisition of Dominion in 2013, which is subject to the impact of changes   in foreign currency exchange rates.

Other Intangible Assets

The following presents a summary of the Company’s other intangible assets by major asset class at June 30, 2014 and December 31, 2013:

(at June 30, 2014, in millions)	Gross Carrying Amount	Accumulated Amortization	Net
Intangibles subject to amortization
Customer-related	$460	$429	$31
Fair value adjustment on claims and claim adjustment expense reserves, reinsurance recoverables and other contract-related intangibles (1)	201	121	80
Total intangible assets subject to amortization	661	550	111
Intangible assets not subject to amortization	217	—	217
Total other intangible assets	$878	$550	$328

(at December 31, 2013, in millions)	Gross Carrying Amount	Accumulated Amortization	Net
Intangibles subject to amortization
Customer-related	$460	$414	$46
Fair value adjustment on claims and claim adjustment expense reserves, reinsurance recoverables and other contract-related intangibles (1)	201	113	88
Total intangible assets subject to amortization	661	527	134
Intangible assets not subject to amortization	217	—	217
Total other intangible assets	$878	$527	$351

(1)                      The time value of money and the risk margin (cost of capital) components of the intangible asset run off at different rates, and,   as such, the amount recognized in income may be a net benefit in some periods and a net expense in other periods.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

5.                       GOODWILL AND OTHER INTANGIBLE ASSETS, Continued

The following presents a summary of the Company’s amortization expense for other intangible assets by major asset class:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Customer-related	$7	$8	$15	$15
Fair value adjustment on claims and claim adjustment expense reserves, reinsurance recoverables and other contract-related intangibles	4	4	8	8
Total amortization expense	$11	$12	$23	$23

Intangible asset amortization expense is estimated to be $24 million for the remainder of 2014, $27 million in 2015, $10 million in 2016, $9 million in 2017, and $8 million in 2018.

6.                                      OTHER COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in the Company’s accumulated other comprehensive income (AOCI) for the six months ended June 30, 2014.

(in millions)	Changes in Net Unrealized Gains on Investment Securities Having No Credit Losses Recognized in the Consolidated Statement of Income	Changes in Net Unrealized Gains on Investment Securities Having Credit Losses Recognized in the Consolidated Statement of Income	Net Benefit Plan Assets and Obligations Recognized in Shareholders’ Equity	Net Unrealized Foreign Currency Translation	Total Accumulated Other Comprehensive Income

Balance, December 31, 2013	$1,125	$197	$(431)	$(81)	$810

Other comprehensive income (OCI) before reclassifications	708	—	—	43	751
Amounts reclassified from AOCI	(19)	2	18	—	1
Net OCI, current period	689	2	18	43	752
Balance, June 30, 2014	$1,814	$199	$(413)	$(38)	$1,562

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

6.                                      OTHER COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME, Continued

The following tables present the pretax components of the Company’s other comprehensive income (loss) and the related income tax expense (benefit) for the three months and six months ended June 30, 2014 and 2013.

(for the three months ended June 30, in millions)	2014	2013

Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	$518	$(1,790)
Income tax expense (benefit)	180	(621)
Net of taxes	338	(1,169)

Having credit losses recognized in the consolidated statement of income	1	(5)
Income tax expense (benefit)	—	(2)
Net of taxes	1	(3)

Net changes in benefit plan assets and obligations	15	26
Income tax expense	5	9
Net of taxes	10	17

Net changes in unrealized foreign currency translation	97	(73)
Income tax expense (benefit)	11	(22)
Net of taxes	86	(51)

Total other comprehensive income (loss)	631	(1,842)
Total income tax expense (benefit)	196	(636)
Total other comprehensive income (loss), net of taxes	$435	$(1,206)

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

6.                                      OTHER COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME, Continued

(for the six months ended June 30, in millions)	2014	2013

Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	$1,055	$(2,166)
Income tax expense (benefit)	366	(752)
Net of taxes	689	(1,414)

Having credit losses recognized in the consolidated statement of income	3	4
Income tax expense	1	1
Net of taxes	2	3

Net changes in benefit plan assets and obligations	30	54
Income tax expense	12	19
Net of taxes	18	35

Net changes in unrealized foreign currency translation	54	(169)
Income tax expense (benefit)	11	(29)
Net of taxes	43	(140)

Total other comprehensive income (loss)	1,142	(2,277)
Total income tax expense (benefit)	390	(761)
Total other comprehensive income (loss), net of taxes	$752	$(1,516)

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

6.                                      OTHER COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME, Continued

The following tables present the pretax and related income tax expense (benefit) components of the amounts reclassified from the Company’s AOCI to the Company’s consolidated statement of income for the three months and six months ended June 30, 2014 and 2013.

(for the three months ended June 30, in millions)	2014	2013

Reclassification adjustments related to unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income (1)	$(24)	$(34)
Income tax expense (2)	(8)	(12)
Net of taxes	(16)	(22)

Having credit losses recognized in the consolidated statement of income (1)	1	1
Income tax benefit (2)	1	1
Net of taxes	—	—

Reclassification adjustment related to benefit plan assets and obligations (3)	15	25
Income tax benefit (2)	5	8
Net of taxes	10	17

Reclassification adjustment related to foreign currency translation (1)	—	—
Income tax benefit (2)	—	—
Net of taxes	—	—

Total reclassifications	(8)	(8)
Total income tax (expense) benefit	(2)	(3)
Total reclassifications, net of taxes	$(6)	$(5)

(1)         (Increases) decreases net realized investment gains on the consolidated statement of income.

(2)         (Increases) decreases income tax expense on the consolidated statement of income.

(3)         Increases (decreases) general and administrative expenses on the consolidated statement of income.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

6.                                      OTHER COMPREHENSIVE INCOME AND ACCUMULATED OTHER COMPREHENSIVE INCOME, Continued

(for the six months ended June 30, in millions)	2014	2013
Reclassification adjustments related to unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income (1)	$(29)	$(51)
Income tax expense (2)	(10)	(18)
Net of taxes	(19)	(33)

Having credit losses recognized in the consolidated statement of income (1)	4	2
Income tax benefit (2)	2	1
Net of taxes	2	1

Reclassification adjustment related to benefit plan assets and obligations (3)	30	52
Income tax benefit (2)	12	18
Net of taxes	18	34

Reclassification adjustment related to foreign currency translation (1)	—	(3)
Income tax benefit (2)	—	—
Net of taxes	—	(3)

Total reclassifications	5	—
Total income tax benefit	4	1
Total reclassifications, net of taxes	$1	$(1)

(1)         (Increases) decreases net realized investment gains on the consolidated statement of income.

(2)         (Increases) decreases income tax expense on the consolidated statement of income.

(3)         Increases (decreases) general and administrative expenses on the consolidated statement of income.

7.                          COMMON SHARE REPURCHASES

During the three months and six months ended June 30, 2014, the Company repurchased 9.5 million and 17.3 million shares, respectively, under its share repurchase authorization, for a total cost of $875 million and $1.53 billion, respectively.  The average cost per share repurchased was $92.67 and $88.27, respectively.  At June 30, 2014, the Company had $3.23 billion of capacity remaining under the share repurchase authorization.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

8.                       EARNINGS PER SHARE

The following is a reconciliation of the net income and share data used in the basic and diluted earnings per share computations for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2014	2013	2014	2013

Basic and Diluted
Net income, as reported	$683	$925	$1,735	$1,821
Participating share-based awards — allocated income	(5)	(7)	(12)	(14)

Net income available to common shareholders — basic and diluted	$678	$918	$1,723	$1,807

Common Shares
Basic
Weighted average shares outstanding	343.0	375.9	346.9	376.8

Diluted
Weighted average shares outstanding	343.0	375.9	346.9	376.8
Weighted average effects of dilutive securities — stock options and performance shares	3.7	4.0	3.6	4.0

Total	346.7	379.9	350.5	380.8

Net Income per Common Share
Basic	$1.98	$2.44	$4.97	$4.80
Diluted	$1.95	$2.41	$4.91	$4.75

9.                                      SHARE-BASED INCENTIVE COMPENSATION

The following information relates to fully vested stock option awards at June 30, 2014:

Stock Options	Number	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining	Aggregate Intrinsic Value ($ in millions)
Vested at end of period (1)	7,967,953	$58.07	6.1 years	$287

Exercisable at end of period	5,137,812	$50.32	4.7 years	$225

(1) Represents awards for which the requisite service has been rendered, including those that are retirement eligible.

The total compensation cost for all share-based incentive compensation awards recognized in earnings was $31 million and $29 million for the three months ended June 30, 2014 and 2013, respectively, and $75 million and $70 million for the six months ended June 30, 2014 and 2013, respectively.  The related tax benefits recognized in the consolidated statement of income were $11 million and $10 million for the three months ended June 30, 2014 and 2013, respectively, and $26 million and $24 million for the six months ended June 30, 2014 and 2013, respectively.

The total unrecognized compensation cost related to all nonvested share-based incentive compensation awards at June 30, 2014 was $180 million, which is expected to be recognized over a weighted-average period of 2.0 years. The total unrecognized compensation cost related to all nonvested share-based incentive compensation awards at December 31, 2013 was $120 million, which was expected to be recognized over a weighted-average period of 1.7 years.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

9.                                      SHARE-BASED INCENTIVE COMPENSATION, Continued

In February 2014, the Company’s board of directors approved The Travelers Companies, Inc. 2014 Stock Incentive Plan (2014 Incentive Plan) to replace, effective with shareholder approval, the Amended and Restated 2004 Stock Incentive Plan (2004 Incentive Plan), which was scheduled to expire in July 2014.  At the Company’s 2014 Annual Meeting of Shareholders on May 27, 2014, the shareholders approved the 2014 Incentive Plan.  Accordingly, the 2014 Incentive Plan became effective on that date and no further awards will be made under the 2004 Incentive Plan.  The 2014 Incentive Plan has substantially the same terms, other than the number of shares available, as the 2004 Incentive Plan and is effective through February 5, 2024.  The number of shares initially available for issuance under the 2014 Incentive Plan was 10,000,000 shares of common stock.  Shares of common stock subject to an award granted under the 2014 Incentive Plan or the prior 2004 Incentive Plan that expire unexercised, are forfeited, terminated or canceled and that do not result in the issuance of common stock, will be available for grant under the 2014 Incentive Plan.

10.                PENSION PLANS, RETIREMENT BENEFITS AND SAVINGS PLANS

The following tables summarize the components of net periodic benefit cost for the Company’s pension and postretirement benefit plans recognized in the consolidated statement of income.

	Pension Plans		Postretirement Benefit Plans
(for the three months ended June 30, in millions)	2014	2013	2014	2013

Net Periodic Benefit Cost:
Service cost	$28	$30	$—	$—
Interest cost on benefit obligation	37	33	3	2
Expected return on plan assets	(55)	(52)	—	—
Amortization of unrecognized:
Prior service benefit	—	—	—	(1)
Net actuarial (gain) loss	16	26	(1)	—
Net periodic benefit cost	$26	$37	$2	$1

	Pension Plans		Postretirement Benefit Plans
(for the six months ended June 30, in millions)	2014	2013	2014	2013

Net Periodic Benefit Cost:
Service cost	$55	$59	$—	$—
Interest cost on benefit obligation	75	66	5	4
Expected return on plan assets	(109)	(104)	—	—
Amortization of unrecognized:
Prior service benefit	—	—	(1)	(1)
Net actuarial (gain) loss	32	53	(1)	—
Net periodic benefit cost	$53	$74	$3	$3

11.                               CONTINGENCIES, COMMITMENTS AND GUARANTEES

Contingencies

The major pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of its subsidiaries is a party or to which any of the Company’s properties is subject are described below.

Asbestos- and Environmental-Related Proceedings

In the ordinary course of its insurance business, the Company has received and continues to receive claims for insurance arising under policies issued by the Company asserting alleged injuries and damages from asbestos- and environmental-related exposures that are the subject of related coverage litigation, including, among others, the litigation described below.  The Company is defending asbestos- and environmental-related litigation vigorously and believes that it has meritorious

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

11.                               CONTINGENCIES, COMMITMENTS AND GUARANTEES, Continued

defenses; however, the outcomes of these disputes are uncertain.  In this regard, the Company employs dedicated specialists and aggressive resolution strategies to manage asbestos and environmental loss exposure, including settling litigation under appropriate circumstances.

Asbestos Direct Action Litigation — In October 2001 and April 2002, two purported class action suits (Wise v. Travelers and Meninger v. Travelers) were filed against Travelers Property Casualty Corp. (TPC), a wholly-owned subsidiary of the Company, and other insurers (not including The St. Paul Companies, Inc. (SPC), which was acquired by TPC in 2004) in state court in West Virginia.  These and other cases subsequently filed in West Virginia were consolidated into a single proceeding in the Circuit Court of Kanawha County, West Virginia. The plaintiffs allege that the insurer defendants engaged in unfair trade practices in violation of state statutes by inappropriately handling and settling asbestos claims. The plaintiffs seek to reopen large numbers of settled asbestos claims and to impose liability for damages, including punitive damages, directly on insurers.  Similar lawsuits alleging inappropriate handling and settling of asbestos claims were filed in Massachusetts and Hawaii state courts.  These suits are collectively referred to as the Statutory and Hawaii Actions.

In March 2002, the plaintiffs in consolidated asbestos actions pending before a mass tort panel of judges in West Virginia state court amended their complaint to include TPC as a defendant, alleging that TPC and other insurers breached alleged duties to certain users of asbestos products.  The plaintiffs seek damages, including punitive damages. Lawsuits seeking similar relief and raising similar allegations, primarily violations of purported common law duties to third parties, have also been asserted in various state courts against TPC and SPC. The claims asserted in these suits are collectively referred to as the Common Law Claims.

In response to these claims, TPC moved to enjoin the Statutory Actions and the Common Law Claims in the federal bankruptcy court that had presided over the bankruptcy of TPC’s former policyholder Johns-Manville Corporation on the ground that the suits violated injunctions entered in connection with confirmation of the Johns-Manville bankruptcy (the “1986 Orders”).  The bankruptcy court issued a temporary restraining order and referred the parties to mediation.  In November 2003, the parties reached a settlement of the Statutory and Hawaii Actions, which included a lump-sum payment of up to $412 million by TPC, subject to a number of significant contingencies. In May 2004, the parties reached a settlement resolving substantially all pending and similar future Common Law Claims against TPC, which included a payment of up to $90 million by TPC, subject to similar contingencies.  Among the contingencies for each of these settlements was that the bankruptcy court issue an order, which must become a final order, clarifying that all of these claims, and similar future asbestos-related claims against TPC, as well as related contribution claims, are barred by the 1986 Orders.

On August 17, 2004, the bankruptcy court entered an order approving the settlements and clarifying that the 1986 Orders barred the pending Statutory and Hawaii Actions and substantially all Common Law Claims pending against TPC (the “Clarifying Order”). The Clarifying Order also applies to similar direct action claims that may be filed in the future.  Although the District Court substantially affirmed the Clarifying Order, on February 15, 2008, the Second Circuit issued an opinion vacating on jurisdictional grounds the District Court’s approval of the Clarifying Order.

On December 12, 2008, the United States Supreme Court granted TPC’s Petition for Writ of Certiorari and, on June 18, 2009, the Supreme Court reversed the Second Circuit’s February 15, 2008 decision, finding, among other things, that the 1986 Orders are final and therefore may not be collaterally challenged on jurisdictional grounds.  The Supreme Court further ruled that the bankruptcy court had jurisdiction to issue the Clarifying Order.  However, since the Second Circuit had not ruled on certain additional issues, principally related to procedural matters and the adequacy of notice provided to certain parties, the Supreme Court remanded the case to the Second Circuit for further proceedings on those specific issues.

On March 22, 2010, the Second Circuit issued an opinion in which it found that the notice of the 1986 Orders provided to one remaining objector was insufficient to bar contribution claims by that objector against TPC. TPC’s Petition for Rehearing and Rehearing En Banc was denied May 25, 2010 and its Petition for Writ of Certiorari and Petition for a Writ of Mandamus were denied by the United States Supreme Court on November 29, 2010.

The plaintiffs in the Statutory and Hawaii actions and the Common Law Claims actions thereafter filed motions in the bankruptcy court to compel TPC to make payment under the settlement agreements, arguing that all conditions precedent to

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

11.                               CONTINGENCIES, COMMITMENTS AND GUARANTEES, Continued

the settlements had been met.  On December 16, 2010, the bankruptcy court granted the plaintiffs’ motions and ruled that TPC was required to fund the settlements.  The court entered judgment against TPC on January 20, 2011 in accordance with this ruling and ordered TPC to pay the settlement amounts plus prejudgment interest.  The bankruptcy court’s judgment was reversed by the district court on March 1, 2012, the district court having found that the conditions to the settlements had not been met in view of the Second Circuit’s March 22, 2010 ruling permitting the filing of contribution claims against TPC.  The plaintiffs appealed the district court’s March 1, 2012 decision to the Second Circuit Court of Appeals.  Oral argument before the Second Circuit took place on January 10, 2013, and the parties await the court’s decision.

SPC, which is not covered by the Manville bankruptcy court rulings or the settlements described above, from time to time has been named as a defendant in direct action cases in Texas state court asserting common law claims.  All such cases that are still pending and in which SPC has been served are currently on the inactive docket in Texas state court.  If any of those cases becomes active, SPC intends to litigate those cases vigorously.  SPC was previously a defendant in similar direct actions in Ohio state court, which have been dismissed following favorable rulings by Ohio trial and appellate courts.  From time to time, SPC and/or its subsidiaries have been named in similar individual direct actions in other jurisdictions.

Outcome and Impact of Asbestos and Environmental Claims and Litigation.  Currently, it is not possible to predict legal outcomes and their impact on the future development of claims and litigation relating to asbestos and environmental claims. Any such development will be affected by future court decisions and interpretations, as well as changes in applicable legislation. Because of these uncertainties, additional liabilities may arise for amounts in excess of the Company’s current reserves. In addition, the Company’s estimate of ultimate claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could result in income statement charges that could be material to the Company’s results of operations in future periods.

Other Proceedings Not Arising Under Insurance Contracts or Reinsurance Agreements

The Company is involved in other lawsuits, including lawsuits alleging extra-contractual damages relating to insurance contracts or reinsurance agreements, that do not arise under insurance contracts or reinsurance agreements.  Based upon currently available information, the Company does not believe it is reasonably possible that any such lawsuit or related lawsuits would be material to the Company’s results of operations or would have a material adverse effect on the Company’s financial position or liquidity.

Gain Contingency

On August 17, 2010, in a reinsurance dispute in New York state court captioned United States Fidelity & Guaranty Company v. American Re-Insurance Company, et al., the trial court granted summary judgment for United States Fidelity and Guaranty Company (USF&G), a subsidiary of the Company, and denied summary judgment for American Re-Insurance Company, a subsidiary of Munich Re (American Re), and three other reinsurers.  By order dated October 22, 2010, the trial court corrected certain clerical errors and made certain clarifications to the August 17, 2010 order.  On October 25, 2010, judgment was entered against American Re and the other three insurers, awarding USF&G $420 million, comprising $251 million ceded under the terms of the disputed reinsurance contract plus interest of 9% amounting to $169 million as of that date.  The judgment, including the award of interest, was appealed by the reinsurers to the New York Supreme Court, Appellate Division, First Department.  On January 24, 2012, the Appellate Division affirmed the judgment.  On January 30, 2012, the reinsurers filed a motion with the Appellate Division seeking permission to appeal its decision to the New York Court of Appeals, and on March 12, 2012, the Appellate Division granted the reinsurers’ motion.  On February 7, 2013, the Court of Appeals issued an opinion that largely affirmed the summary judgment in USF&G’s favor, while modifying in part the summary judgment with respect to two discrete issues and remanding the case to the trial court for determination of those issues.  The Company believes it has a meritorious position on each of these issues and intends to pursue its claim vigorously.  On May 2, 2013, the Court of Appeals denied a motion by reinsurers to reconsider the February 7, 2013 opinion.  In November 2013, the Company entered into a settlement agreement with one of the reinsurers.  At June 30, 2014, the claim totaled $477 million, comprising the $238 million of reinsurance recoverable plus interest amounting to $239 million as of that date.  Interest will continue to accrue at 9% until the claim is paid. The $238 million of reinsurance recoverable owed to USF&G under the terms of the disputed reinsurance contract has been reported as part of reinsurance recoverables in the Company’s consolidated balance sheet.  The interest that would be owed as part of any judgment ultimately entered in favor of USF&G is treated for accounting purposes as a gain contingency in accordance with FASB Topic 450, Contingencies, and accordingly has not been recognized in the Company’s consolidated financial statements.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

11.                               CONTINGENCIES, COMMITMENTS AND GUARANTEES, Continued

Other Commitments and Guarantees

Commitments

Investment Commitments — The Company has unfunded commitments to private equity limited partnerships and real estate partnerships in which it invests.  These commitments totaled $1.59 billion and $1.52 billion at June 30, 2014 and December 31, 2013, respectively.

Guarantees

In the ordinary course of selling businesses to third parties, the Company has agreed to indemnify purchasers for losses arising out of breaches of representations and warranties with respect to the businesses being sold, covenants and obligations of the Company and/or its subsidiaries following the closing, and in certain cases obligations arising from undisclosed liabilities, adverse reserve development and imposition of additional taxes due to either a change in the tax law or an adverse interpretation of the tax law.  Such indemnification provisions generally are applicable from the closing date to the expiration of the relevant statutes of limitations, although, in some cases, there may be agreed upon term limitations or no term limitations.  Certain of these contingent obligations are subject to deductibles which have to be incurred by the obligee before the Company is obligated to make payments.  The maximum amount of the Company’s contingent obligation for indemnifications related to the sale of businesses that are quantifiable was $467 million at June 30, 2014, of which $9 million was recognized on the balance sheet at that date.

The Company also has contingent obligations for guarantees related to certain investments, third-party loans related to certain investments, certain insurance policy obligations of former insurance subsidiaries, and various other indemnifications.  The Company also provides standard indemnifications to service providers in the normal course of business.  The indemnification clauses are often standard contractual terms.  Certain of these guarantees and indemnifications have no stated or notional amounts or limitation to the maximum potential future payments, and, accordingly, the Company is unable to develop an estimate of the maximum potential payments for such arrangements.  The maximum amount of the Company’s obligation for guarantees of certain investments and third-party loans related to certain investments that are quantifiable was $150 million at June 30, 2014, approximately $75 million of which is indemnified by a third party.  The maximum amount of the Company’s obligation related to the guarantee of certain insurance policy obligations of a former insurance subsidiary was $480 million at June 30, 2014, all of which is indemnified by a third party.

12.                                 CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

The following consolidating financial statements of the Company have been prepared pursuant to Rule 3-10 of Regulation S-X. These consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements. The Travelers Companies, Inc. has fully and unconditionally guaranteed certain debt obligations of TPC, which totaled $700 million at June 30, 2014.

Prior to the merger of TPC and SPC in 2004, TPC fully and unconditionally guaranteed the payment of all principal, premiums, if any, and interest on certain debt obligations of its wholly-owned subsidiary, Travelers Insurance Group Holdings, Inc. (TIGHI). Concurrent with the merger, The Travelers Companies, Inc. fully and unconditionally assumed such guarantee obligations of TPC. TPC is deemed to have no assets or operations independent of TIGHI.  Consolidating financial information for TIGHI has not been presented herein because such financial information would be substantially the same as the financial information provided for TPC.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF INCOME (Unaudited)

For the three months ended June 30, 2014

(in millions)	TPC	Other Subsidiaries	Travelers (2)	Eliminations	Consolidated
Revenues
Premiums	$4,020	$1,908	$—	$—	$5,928
Net investment income	472	221	2	—	695
Fee income	111	1	—	—	112
Net realized investment gains (1)	5	11	—	—	16
Other revenues	32	2	—	—	34

Total revenues	4,640	2,143	2	—	6,785

Claims and expenses
Claims and claim adjustment expenses	2,569	1,257	—	—	3,826
Amortization of deferred acquisition costs	650	315	—	—	965
General and administrative expenses	697	300	4	—	1,001
Interest expense	12	—	80	—	92

Total claims and expenses	3,928	1,872	84	—	5,884

Income (loss) before income taxes	712	271	(82)	—	901
Income tax expense (benefit)	186	60	(28)	—	218
Net income of subsidiaries	—	—	737	(737)	—

Net income	$526	$211	$683	$(737)	$683

(1) Total other-than-temporary impairment (OTTI) for the three months ended June 30, 2014, and the amounts comprising total OTTI that were recognized in net realized investment gains and in other comprehensive income (OCI) were as follows:

(in millions)	TPC	Other Subsidiaries	Travelers (2)	Eliminations	Consolidated

Total OTTI gains (losses)	$(1)	$—	$—	$—	$(1)
OTTI losses recognized in net realized investment gains	$(1)	$—	$—	$—	$(1)
OTTI gains recognized in OCI	$—	$—	$—	$—	$—

(2) The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF INCOME (Unaudited)

For the three months ended June 30, 2013

(in millions)	TPC	Other Subsidiaries	Travelers (2)	Eliminations	Consolidated
Revenues
Premiums	$3,804	$1,799	$—	$—	$5,603
Net investment income	457	229	1	—	687
Fee income	82	—	—	—	82
Net realized investment gains (1)	124	43	—	—	167
Other revenues	103	32	—	—	135

Total revenues	4,570	2,103	1	—	6,674

Claims and expenses
Claims and claim adjustment expenses	2,339	1,191	—	—	3,530
Amortization of deferred acquisition costs	635	315	—	—	950
General and administrative expenses	639	289	3	—	931
Interest expense	12	—	74	—	86

Total claims and expenses	3,625	1,795	77	—	5,497

Income (loss) before income taxes	945	308	(76)	—	1,177
Income tax expense (benefit)	203	77	(28)	—	252
Net income of subsidiaries	—	—	973	(973)	—

Net income	$742	$231	$925	$(973)	$925

(1) Total other-than-temporary impairment (OTTI) for the three months ended June 30, 2013, and the amounts comprising total OTTI that were recognized in net realized investment gains and in other comprehensive income (OCI) were as follows:

(in millions)	TPC	Other Subsidiaries	Travelers (2)	Eliminations	Consolidated

Total OTTI gains (losses)	$(1)	$—	$—	$—	$(1)
OTTI losses recognized in net realized investment gains	$(1)	$(1)	$—	$—	$(2)
OTTI gains recognized in OCI	$—	$1	$—	$—	$1

(2) The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF INCOME (Unaudited)

For the six months ended June 30, 2014

(in millions)	TPC	Other Subsidiaries	Travelers (2)	Eliminations	Consolidated
Revenues
Premiums	$7,964	$3,787	$—	$—	$11,751
Net investment income	972	456	3	—	1,431
Fee income	218	1	—	—	219
Net realized investment gains (1)	6	9	2	—	17
Other revenues	65	10	—	—	75

Total revenues	9,225	4,263	5	—	13,493

Claims and expenses
Claims and claim adjustment expenses	4,790	2,351	—	—	7,141
Amortization of deferred acquisition costs	1,285	630	—	—	1,915
General and administrative expenses	1,310	565	7	—	1,882
Interest expense	24	—	160	—	184

Total claims and expenses	7,409	3,546	167	—	11,122

Income (loss) before income taxes	1,816	717	(162)	—	2,371
Income tax expense (benefit)	507	185	(56)	—	636
Net income of subsidiaries	—	—	1,841	(1,841)	—

Net income	$1,309	$532	$1,735	$(1,841)	$1,735

(1) Total other-than-temporary impairment (OTTI) for the six months ended June 30, 2014, and the amounts comprising total OTTI that were recognized in net realized investment gains (losses) and in other comprehensive income (OCI) were as follows:

(in millions)	TPC	Other Subsidiaries	Travelers (2)	Eliminations	Consolidated

Total OTTI gains	$(3)	$(5)	$—	$—	$(8)
OTTI losses recognized in net realized investment gains (losses)	$(5)	$(5)	$—	$—	$(10)
OTTI gains recognized in OCI	$2	$—	$—	$—	$2

(2) The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF INCOME (Unaudited)

For the six months ended June 30, 2013

(in millions)	TPC	Other Subsidiaries	Travelers (2)	Eliminations	Consolidated
Revenues
Premiums	$7,545	$3,575	$—	$—	$11,120
Net investment income	912	442	3	—	1,357
Fee income	178	1	—	—	179
Net realized investment gains (1)	117	59	1	—	177
Other revenues	132	37	—	—	169

Total revenues	8,884	4,114	4	—	13,002

Claims and expenses
Claims and claim adjustment expenses	4,470	2,213	—	—	6,683
Amortization of deferred acquisition costs	1,272	626	—	—	1,898
General and administrative expenses	1,269	575	2	—	1,846
Interest expense	29	—	149	—	178

Total claims and expenses	7,040	3,414	151	—	10,605

Income (loss) before income taxes	1,844	700	(147)	—	2,397
Income tax expense (benefit)	452	176	(52)	—	576
Net income of subsidiaries	—	—	1,916	(1,916)	—

Net income	$1,392	$524	$1,821	$(1,916)	$1,821

(1) Total other-than-temporary impairment (OTTI) for the six months ended June 30, 2013, and the amounts comprising total OTTI that were recognized in net realized investment gains and in other comprehensive income (OCI) were as follows:

(in millions)	TPC	Other Subsidiaries	Travelers (2)	Eliminations	Consolidated

Total OTTI gains (losses)	$(4)	$3	$—	$—	$(1)
OTTI losses recognized in net realized investment gains	$(5)	$(2)	$—	$—	$(7)
OTTI gains recognized in OCI	$1	$5	$—	$—	$6

(2) The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (Unaudited)

For the three months ended June 30, 2014

(in millions)	TPC	Other Subsidiaries	Travelers (1)	Eliminations	Consolidated

Net income	$526	$211	$683	$(737)	$683

Other comprehensive income:
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	359	155	4	—	518
Having credit losses recognized in the consolidated statement of income	2	(1)	—	—	1
Net changes in benefit plan assets and obligations	—	—	15	—	15
Net changes in unrealized foreign currency translation	51	46	—	—	97
Other comprehensive income before income taxes and other comprehensive income of subsidiaries	412	200	19	—	631
Income tax expense	129	61	6	—	196
Other comprehensive income net of taxes, before other comprehensive income of subsidiaries	283	139	13	—	435
Other comprehensive income of subsidiaries	—	—	422	(422)	—
Other comprehensive income	283	139	435	(422)	435
Comprehensive income	$809	$350	$1,118	$(1,159)	$1,118

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (Unaudited)

For the three months ended June 30, 2013

(in millions)	TPC	Other Subsidiaries	Travelers (1)	Eliminations	Consolidated

Net income	$742	$231	$925	$(973)	$925

Other comprehensive income (loss):
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	(1,282)	(509)	1	—	(1,790)
Having credit losses recognized in the consolidated statement of income	(2)	(3)	—	—	(5)
Net changes in benefit plan assets and obligations	—	1	25	—	26
Net changes in unrealized foreign currency translation	(51)	(22)	—	—	(73)
Other comprehensive income (loss) before income taxes and other comprehensive loss of subsidiaries	(1,335)	(533)	26	—	(1,842)
Income tax expense (benefit)	(462)	(183)	9	—	(636)
Other comprehensive income (loss), net of taxes, before other comprehensive loss of subsidiaries	(873)	(350)	17	—	(1,206)
Other comprehensive loss of subsidiaries	—	—	(1,223)	1,223	—
Other comprehensive loss	(873)	(350)	(1,206)	1,223	(1,206)
Comprehensive loss	$(131)	$(119)	$(281)	$250	$(281)

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (Unaudited)

For the six months ended June 30, 2014

(in millions)	TPC	Other Subsidiaries	Travelers (1)	Eliminations	Consolidated

Net income	$1,309	$532	$1,735	$(1,841)	$1,735

Other comprehensive income:
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	750	301	4	—	1,055
Having credit losses recognized in the consolidated statement of income	9	(6)	—	—	3
Net changes in benefit plan assets and obligations	—	—	30	—	30
Net changes in unrealized foreign currency translation	26	28	—	—	54
Other comprehensive income before income taxes and other comprehensive income of subsidiaries	785	323	34	—	1,142
Income tax expense	272	106	12	—	390
Other comprehensive income, net of taxes, before other comprehensive income of subsidiaries	513	217	22	—	752
Other comprehensive income of subsidiaries	—	—	730	(730)	—
Other comprehensive income	513	217	752	(730)	752
Comprehensive income	$1,822	$749	$2,487	$(2,571)	$2,487

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (Unaudited)

For the six months ended June 30, 2013

(in millions)	TPC	Other Subsidiaries	Travelers (1)	Eliminations	Consolidated

Net income	$1,392	$524	$1,821	$(1,916)	$1,821

Other comprehensive income (loss):
Changes in net unrealized gains on investment securities:
Having no credit losses recognized in the consolidated statement of income	(1,597)	(576)	7	—	(2,166)
Having credit losses recognized in the consolidated statement of income	5	(1)	—	—	4
Net changes in benefit plan assets and obligations	1	3	50	—	54
Net changes in unrealized foreign currency translation	(61)	(108)	—	—	(169)
Other comprehensive income (loss) before income taxes and other comprehensive loss of subsidiaries	(1,652)	(682)	57	—	(2,277)
Income tax expense (benefit)	(570)	(211)	20	—	(761)
Other comprehensive income (loss), net of taxes, before other comprehensive loss of subsidiaries	(1,082)	(471)	37	—	(1,516)
Other comprehensive loss of subsidiaries	—	—	(1,553)	1,553	—
Other comprehensive loss	(1,082)	(471)	(1,516)	1,553	(1,516)
Comprehensive income	$310	$53	$305	$(363)	$305

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING BALANCE SHEET (Unaudited)

At June 30, 2014

(in millions)	TPC	Other Subsidiaries	Travelers (1)	Eliminations	Consolidated
Assets
Fixed maturities, available for sale, at fair value (amortized cost $61,841)	$44,292	$20,251	$40	$—	$64,583
Equity securities, available for sale, at fair value (cost $648)	302	541	137	—	980
Real estate investments	55	899	—	—	954
Short-term securities	1,516	539	1,763	—	3,818
Other investments	2,607	998	1	—	3,606
Total investments	48,772	23,228	1,941	—	73,941
Cash	167	143	1	—	311
Investment income accrued	483	223	4	—	710
Premiums receivable	4,400	2,189	—	—	6,589
Reinsurance recoverables	6,250	3,258	—	—	9,508
Ceded unearned premiums	637	125	—	—	762
Deferred acquisition costs	1,621	258	—	—	1,879
Contractholder receivables	3,264	1,107	—	—	4,371
Goodwill	2,619	1,015	—	—	3,634
Other intangible assets	234	94	—	—	328
Investment in subsidiaries	—	—	29,105	(29,105)	—
Other assets	2,180	90	508	—	2,778
Total assets	$70,627	$31,730	$31,559	$(29,105)	$104,811
Liabilities
Claims and claim adjustment expense reserves	$33,569	$17,287	$—	$—	$50,856
Unearned premium reserves	8,301	3,788	—	—	12,089
Contractholder payables	3,264	1,107	—	—	4,371
Payables for reinsurance premiums	224	173	—	—	397
Deferred taxes	109	73	57	—	239
Debt	692	—	5,655	—	6,347
Other liabilities	3,899	753	328	—	4,980
Total liabilities	50,058	23,181	6,040	—	79,279
Shareholders’ equity
Common stock (1,750.0 shares authorized; 339.0 shares issued and outstanding)	—	390	21,694	(390)	21,694
Additional paid-in capital	11,634	6,502	—	(18,136)	—
Retained earnings	7,655	1,017	25,649	(8,659)	25,662
Accumulated other comprehensive income	1,280	640	1,562	(1,920)	1,562
Treasury stock, at cost (419.5 shares)	—	—	(23,386)	—	(23,386)
Total shareholders’ equity	20,569	8,549	25,519	(29,105)	25,532
Total liabilities and shareholders’ equity	$70,627	$31,730	$31,559	$(29,105)	$104,811

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES (Continued)

CONSOLIDATING BALANCE SHEET (Unaudited)

At December 31, 2013

(in millions)	TPC	Other Subsidiaries	Travelers (1)	Eliminations	Consolidated
Assets
Fixed maturities, available for sale, at fair value (amortized cost $62,196)	$43,720	$20,199	$37	$—	$63,956
Equity securities, available for sale, at fair value (cost $686)	329	484	130	—	943
Real estate investments	33	905	—	—	938
Short-term securities	1,867	492	1,523	—	3,882
Other investments	2,450	990	1	—	3,441
Total investments	48,399	23,070	1,691	—	73,160
Cash	137	154	3	—	294
Investment income accrued	499	231	4	—	734
Premiums receivable	4,124	2,001	—	—	6,125
Reinsurance recoverables	6,292	3,421	—	—	9,713
Ceded unearned premiums	712	89	—	—	801
Deferred acquisition costs	1,570	234	—	—	1,804
Deferred taxes	279	86	(62)	—	303
Contractholder receivables	3,179	1,149	—	—	4,328
Goodwill	2,619	1,015	—	—	3,634
Other intangible assets	250	101	—	—	351
Investment in subsidiaries	—	—	28,616	(28,616)	—
Other assets	2,010	357	198	—	2,565
Total assets	$70,070	$31,908	$30,450	$(28,616)	$103,812
Liabilities
Claims and claim adjustment expense reserves	$33,506	$17,389	$—	$—	$50,895
Unearned premium reserves	8,188	3,662	—	—	11,850
Contractholder payables	3,179	1,149	—	—	4,328
Payables for reinsurance premiums	127	171	—	—	298
Debt	692	—	5,654	—	6,346
Other liabilities	4,109	1,180	10	—	5,299
Total liabilities	49,801	23,551	5,664	—	79,016
Shareholders’ equity
Common stock (1,750.0 shares authorized; 353.5 shares issued and outstanding)	—	390	21,500	(390)	21,500
Additional paid-in capital	11,634	6,502	—	(18,136)	—
Retained earnings	7,868	1,042	24,281	(8,900)	24,291
Accumulated other comprehensive income	767	423	810	(1,190)	810
Treasury stock, at cost (401.5 shares)	—	—	(21,805)	—	(21,805)
Total shareholders’ equity	20,269	8,357	24,786	(28,616)	24,796
Total liabilities and shareholders’ equity	$70,070	$31,908	$30,450	$(28,616)	$103,812

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

For the six months ended June 30, 2014

(in millions)	TPC	Other Subsidiaries	Travelers (1)	Eliminations	Consolidated
Cash flows from operating activities
Net income	$1,309	$532	$1,735	$(1,841)	$1,735
Net adjustments to reconcile net income to net cash provided by operating activities	(154)	(317)	305	(241)	(407)
Net cash provided by operating activities	1,155	215	2,040	(2,082)	1,328

Cash flows from investing activities
Proceeds from maturities of fixed maturities	3,005	1,909	1	—	4,915
Proceeds from sales of investments:
Fixed maturities	415	369	1	—	785
Equity securities	57	34	4	—	95
Real estate investments	—	5	—	—	5
Other investments	196	142	—	—	338
Purchases of investments:
Fixed maturities	(3,399)	(2,046)	(4)	—	(5,449)
Equity securities	(3)	(32)	(5)	—	(40)
Real estate investments	(21)	(15)	—	—	(36)
Other investments	(154)	(72)	—	—	(226)
Net sales (purchases) of short-term securities	347	(47)	(240)	—	60
Securities transactions in course of settlement	113	91	—	—	204
Acquisitions, net of cash acquired	(9)	(3)	—	—	(12)
Other	(147)	(5)	—	—	(152)
Net cash provided by (used in) investing activities	400	330	(243)	—	487

Cash flows from financing activities
Dividends paid to shareholders	—	—	(365)	—	(365)
Issuance of common stock — employee share options	—	—	122	—	122
Treasury stock acquired — share repurchase authorization	—	—	(1,525)	—	(1,525)
Treasury stock acquired — net employee share-based compensation	—	—	(55)	—	(55)
Excess tax benefits from share-based payment arrangements	—	—	24	—	24
Dividends paid to parent company	(1,525)	(557)	—	2,082	—
Net cash used in financing activities	(1,525)	(557)	(1,799)	2,082	(1,799)

Effect of exchange rate changes on cash	—	1	—	—	1
Net increase (decrease) in cash	30	(11)	(2)	—	17
Cash at beginning of year	137	154	3	—	294
Cash at end of period	$167	$143	$1	$—	$311
Supplemental disclosure of cash flow information
Income taxes paid (received)	$570	$205	$(48)	$—	$727
Interest paid	$24	$—	$159	$—	$183

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), Continued

12.                CONSOLIDATING FINANCIAL STATEMENTS OF THE TRAVELERS COMPANIES, INC. AND SUBSIDIARIES, Continued

CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

For the six months ended June 30, 2013

(in millions)	TPC	Other Subsidiaries	Travelers (1)	Eliminations	Consolidated
Cash flows from operating activities
Net income	$1,392	$524	$1,821	$(1,916)	$1,821
Net adjustments to reconcile net income to net cash provided by operating activities	(807)	37	(1,148)	1,349	(569)
Net cash provided by operating activities	585	561	673	(567)	1,252

Cash flows from investing activities
Proceeds from maturities of fixed maturities	2,570	1,330	1	—	3,901
Proceeds from sales of investments:
Fixed maturities	300	267	5	—	572
Equity securities	18	32	—	—	50
Other investments	224	157	—	—	381
Purchases of investments:
Fixed maturities	(3,062)	(1,419)	(7)	—	(4,488)
Equity securities	(15)	(24)	(1)	—	(40)
Real estate investments	—	(59)	—	—	(59)
Other investments	(150)	(59)	—	—	(209)
Net sales (purchases) of short-term securities	(182)	78	185	—	81
Securities transactions in course of settlement	59	1	—	—	60
Other	(155)	(2)	—	—	(157)
Net cash provided by (used in) investing activities	(393)	302	183	—	92

Cash flows from financing activities
Payment of debt	(500)	—	—	—	(500)
Dividends paid to shareholders	—	—	(366)	—	(366)
Issuance of common stock — employee share options	—	—	139	—	139
Treasury stock acquired — share repurchase authorization	—	—	(600)	—	(600)
Treasury stock acquired — net employee share-based compensation	—	—	(59)	—	(59)
Excess tax benefits from share-based payment arrangements	—	—	29	—	29
Capital contributions	500	—	—	(500)	—
Dividends paid to parent company	(217)	(850)	—	1,067	—
Net cash used in financing activities	(217)	(850)	(857)	567	(1,357)

Effect of exchange rate changes on cash	—	(9)	—	—	(9)
Net increase (decrease) in cash	(25)	4	(1)	—	(22)
Cash at beginning of year	177	151	2	—	330
Cash at end of period	$152	$155	$1	$—	$308
Supplemental disclosure of cash flow information
Income taxes paid (received)	$479	$178	$(162)	$—	$495
Interest paid	$36	$—	$148	$—	$184

(1)         The Travelers Companies, Inc., excluding its subsidiaries.

Item 2.         MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of the Company’s financial condition and results of operations.

FINANCIAL HIGHLIGHTS

2014 Second Quarter Consolidated Results of Operations

•                   Net income of $683 million, or $1.98 per share basic and $1.95 per share diluted

•                   Net earned premiums of $5.93 billion

•                   Catastrophe losses of $436 million ($284 million after-tax)

•                   Net favorable prior year reserve development of $183 million ($122 million after-tax)

•                   Combined ratio of 95.1%

•                   Net investment income of $695 million ($553 million after-tax)

•                   Operating cash flows of $625 million

2014 Second Quarter Consolidated Financial Condition

•                   Total investments of $73.94 billion; fixed maturities and short-term securities comprised 93% of total investments

•                   Total assets of $104.81 billion

•                   Total debt of $6.35 billion, resulting in a debt-to-total capital ratio of 19.9% (21.3% excluding net unrealized investment gains, net of tax)

•                   Repurchased 9.5 million common shares for total cost of $875 million under the publicly-announced share repurchase authorization

•                   Shareholders’ equity of $25.53 billion

•                   Net unrealized investment gains of $3.09 billion ($2.01 billion after-tax)

•                   Book value per common share of $75.32

•                   Holding company liquidity of $1.83 billion

Realignment of Reportable Business Segments

On June 10, 2014, the Company announced a realignment of two of its three business segments, effective July 1, 2014. The discussion of segment results herein is based on the Company’s reportable business segment structure effective July 1, 2014.

CONSOLIDATED OVERVIEW

Consolidated Results of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except ratio and per share amounts)	2014	2013	2014	2013

Revenues
Premiums	$5,928	$5,603	$11,751	$11,120
Net investment income	695	687	1,431	1,357
Fee income	112	82	219	179
Net realized investment gains	16	167	17	177
Other revenues	34	135	75	169
Total revenues	6,785	6,674	13,493	13,002

Claims and expenses
Claims and claim adjustment expenses	3,826	3,530	7,141	6,683
Amortization of deferred acquisition costs	965	950	1,915	1,898
General and administrative expenses	1,001	931	1,882	1,846
Interest expense	92	86	184	178
Total claims and expenses	5,884	5,497	11,122	10,605

Income before income taxes	901	1,177	2,371	2,397
Income tax expense	218	252	636	576
Net income	$683	$925	$1,735	$1,821

Net income per share
Basic	$1.98	$2.44	$4.97	$4.80
Diluted	$1.95	$2.41	$4.91	$4.75

Combined ratio
Loss and loss adjustment expense ratio	63.6%	62.3%	59.9%	59.3%
Underwriting expense ratio	31.5	32.0	30.6	32.1
Combined ratio	95.1%	94.3%	90.5%	91.4%
Incremental impact of direct to consumer initiative on combined ratio	0.5%	0.5%	0.5%	0.6%

The following discussions of the Company’s net income and segment operating income are presented on an after-tax basis.  Discussions of the components of net income and segment operating income are presented on a pretax basis, unless otherwise noted.  Discussions of net income per common share are presented on a diluted basis.  For definitions of “combined ratio,” “loss and loss adjustment expense ratio,” “underwriting expense ratio” and other related ratios, see “Part II — Item 5 — Other Information” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed on July 22, 2014.

Overview

Diluted net income per share of $1.95 in the second quarter of 2014 decreased by 19% from diluted net income per share of $2.41 in the same period of 2013.  Net income of $683 million in the second quarter of 2014 decreased by 26% from net income of $925 million in the same period of 2013.  The lower rate of decrease in diluted net income per share reflected the impact of share repurchases in recent periods.  The decrease in net income in the second quarter of 2014 compared with the same period of 2013 primarily reflected the pretax impacts of (i) a decrease in net realized investment gains, (ii) a decline in other revenues, (iii) an increase in catastrophe losses and (iv) slightly lower net favorable prior year reserve development, partially offset by (v) higher underwriting margins excluding catastrophe losses and prior year reserve development (“underlying underwriting margins”) and (vi) higher net investment income.  Catastrophe losses in the second quarters of 2014 and 2013 were $436 million and $340 million, respectively.  Net favorable prior year reserve development in the second quarters of 2014 and 2013 was $183 million and $192 million, respectively.  The improvement in underlying underwriting margins primarily resulted from the impact of earned pricing that exceeded loss cost trends in each of the Company’s business segments, partially offset by higher non-catastrophe weather-related losses.  Partially offsetting this net pretax decrease was the related reduction in income tax expense.  Additionally, net income in the second quarter of 2013 benefited from a reduction in income tax expense resulting from the resolution of prior year tax matters.  The effective tax rate in the second quarter of 2014 was higher than in the same period in 2013.  This resulted from the impact of the reduction in income tax expense in the second quarter of 2013 resulting from the resolution of prior year tax matters, partially offset by interest on municipal bonds, which is effectively taxed at a rate that is lower than the corporate tax rate of 35%, comprising a higher percentage of pretax income in the second quarter of 2014.

Diluted net income per share of $4.91 in the first six months of 2014 increased by 3% over diluted net income per share of $4.75 in the same period of 2013.  Net income of $1.74 billion in the first six months of 2014 decreased by 5% from net income of $1.82 billion in the same period of 2013.  The increase in diluted net income per share as compared with the decrease in net income reflected the impact of share repurchases in recent periods.  The decrease in net income primarily reflected the pretax impacts of (i) a decrease in net realized investment gains, (ii) higher catastrophe losses and (iii) a decline in other revenues, partially offset by (iv) higher underlying underwriting margins, (v) higher net investment income and (vi) an increase in net favorable prior year reserve development.  Catastrophe losses in the first six months of 2014 and 2013 were $585 million and $439 million, respectively.  Net favorable prior year reserve development in the first six months of 2014 and 2013 was $477 million and $423 million, respectively.  The improvement in underlying underwriting margins primarily resulted from the impact of earned pricing that exceeded loss cost trends in each of the Company’s business segments, partially offset by higher non-catastrophe weather-related losses.  Partially offsetting this net pretax decrease was the related reduction in income tax expense.  Additionally, net income in the first six months of 2013 benefited from a reduction in income tax expense resulting from the resolution of prior year tax matters.  The effective tax rate in the first six months of 2014 was higher than in the same period in 2013.  This resulted primarily from the impact of the reduction in income tax expense in the second quarter of 2013 resulting from the resolution of prior year tax matters.

Revenues

Earned Premiums

Earned premiums in the second quarter of 2014 were $5.93 billion, $325 million or 6% higher than in the same period of 2013.  Earned premiums in the first six months of 2014 were $11.75 billion, $631 million or 6% higher than in the same period of 2013.  The increase in earned premiums in both periods of 2014 primarily reflected the impact of the acquisition of Dominion on November 1, 2013.  In the Business and International Insurance segment, earned premiums in the second quarter and first six months of 2014 both increased by 11% over the respective periods of 2013, primarily reflecting the impact of the acquisition of Dominion.  In the Bond & Specialty Insurance segment, earned premiums in the second quarter and first six months of 2014 increased by 7% and 6% over the respective periods of 2013.  In the Personal Insurance segment, earned premiums in the second quarter and first six months of 2014 decreased by 3% and 4% from the respective periods of 2013.  Factors contributing to the changes in earned premiums in each segment are discussed in more detail in the segment discussions that follow.

Net Investment Income

The following table sets forth information regarding the Company’s investments.

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2014	2013	2014	2013

Average investments (1)	$71,880	$69,701	$72,010	$69,903
Pretax net investment income	695	687	1,431	1,357
After-tax net investment income	553	551	1,135	1,093
Average pretax yield (2)	3.9%	3.9%	4.0%	3.9%
Average after-tax yield (2)	3.1%	3.2%	3.2%	3.1%

(1)                  Excludes net unrealized investment gains and losses, net of tax, and reflects cash, receivables for investment sales, payables on investment purchases and accrued investment income.

(2)                  Excludes net realized investment gains and losses and net unrealized investment gains and losses, net of tax.

Net investment income in the second quarter of 2014 was $695 million, $8 million or 1% higher than in the same period of 2013.  Net investment income in the first six months of 2014 was $1.43 billion, $74 million or 5% higher than in the same period of 2013.  Net investment income from fixed maturity investments in the second quarter and first six months of 2014 was $562 million and $1.14 billion, respectively, $12 million and $18 million lower, respectively, than in the same periods of 2013, primarily resulting from lower long-term reinvestment yields available in the market, partially offset by the impact of the acquisition of Dominion.  Net investment income generated by non-fixed maturity investments in the second quarter and first six months of 2014 was $140 million and $303 million, respectively, $20 million and $91 million higher, respectively, than in the same periods of 2013, primarily driven by higher returns from the Company’s private equity investments in both periods, as well as higher returns from real estate partnership investments in the first quarter of 2014.

Fee Income

The National Accounts market in the Business and International Insurance segment is the primary source of the Company’s fee-based business.  The $30 million and $40 million increases in fee income in the second quarter and first six months of 2014, respectively, compared with the same periods of 2013 are discussed in the Business and International Insurance segment discussion that follows.

Net Realized Investment Gains

The following table sets forth information regarding the Company’s net realized investment gains.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Net Realized Investment Gains
Other-than-temporary impairment losses	$(1)	$(2)	$(10)	$(7)
Other net realized investment gains	17	169	27	184
Net realized investment gains	$16	$167	$17	$177

Other net realized investment gains in the second quarter and first six months of 2013 included $134 million and $115 million, respectively, of net realized gains associated with U.S. Treasury futures contracts, which require daily mark-to-market settlement and are used from time to time to shorten the duration of the Company’s fixed maturity investment portfolio.

Other Revenues

Other revenues in the second quarter and first six months of 2013 included a $91 million gain from the settlement of a legal proceeding.  The remainder of other revenues in all periods presented primarily consisted of premium installment charges.

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in the second quarter of 2014 were $3.83 billion, $296 million or 8% higher than in the same period of 2013, primarily reflecting (i) the impact of the acquisition of Dominion, (ii) an increase in catastrophe losses, (iii) higher non-catastrophe weather-related losses, (iv) the impact of loss cost trends and (v) slightly lower net favorable prior year reserve development.  Catastrophe losses in the second quarters of both 2014 and 2013 primarily resulted from wind and hail storms in several regions of the United States.  In addition, catastrophe losses in the second quarter of 2013 included losses from floods in Alberta, Canada.

Claims and claim adjustment expenses in the first six months of 2014 were $7.14 billion, $458 million or 7% higher than in the same period of 2013, primarily reflecting the same factors described above, except that net favorable prior year reserve development in the first six months of 2014 was higher than in the same period of 2013.  Catastrophe losses in the first six months of 2014 included the second quarter storms in the United States, as well as a winter storm in the Mid-Atlantic, Midwestern and Southeastern regions of the United States in the first quarter of 2014.  Catastrophe losses in the first six months of 2013 included the second quarter storms in the United States and floods in Canada described above, as well as tornadoes and hail storms in the Southeastern United States in the first quarter of 2013.  Factors contributing to net favorable prior year reserve development in each segment during these periods are discussed in more detail in the segment discussions that follow.

Significant Catastrophe Losses

The following table presents for significant catastrophes the amount of losses recorded in the three months and six months ended June 30, 2014 and 2013, and the amount of related net unfavorable (favorable) prior period reserve development recognized in subsequent periods, as well as the estimate of ultimate losses at June 30, 2014 and December 31, 2013 for the significant catastrophes presented.  For purposes of the table, a significant catastrophe is an event for which the Company estimates its ultimate losses will be $100 million or more after reinsurance and before taxes.  For a further description of the Company’s significant catastrophes, refer to “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Consolidated Overview” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014.

	For The Three Months Ended June 30,		For The Six Months Ended June 30,		Estimated Ultimate Losses
(in millions, pretax and net of reinsurance)	2014	2013	2014	2013	June 30, 2014	December 31, 2013
2012
Property Claim Services (PCS) Serial Number:
67 – Severe wind and hail storms	$—	$1	$(2)	$3	$136	$138
74 – Severe wind and hail storms	(1)	(12)	3	(9)	154	151
76 – Severe wind and hail storms	(3)	(7)	(3)	(15)	135	138
83 – Severe wind storms	(1)	6	(8)	6	130	138
90 – Storm Sandy	(2)	(4)	(6)	(18)	966	972

2013
PCS Serial Number:
93 – Severe wind and hail storms	1	16	—	115	114	114
15 – Severe wind and hail storms	1	96	1	96	129	128

2014
PCS Serial Number:
32 – Winter storm	3	n/a	152	n/a	152	n/a
40 – Severe wind and hail storms	105	n/a	105	n/a	105	n/a
43 – Severe wind and hail storms	116	n/a	116	n/a	116	n/a

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs in the second quarter of 2014 was $965 million, $15 million or 2% higher than in the same period of 2013.  Amortization of deferred acquisition costs in the first six months of 2014 was $1.92 billion, $17 million or 1% higher than in the same 2013 period.  The increase in both periods of 2014 primarily resulted from the impact of the acquisition of Dominion, partially offset by declines in the Personal Insurance segment.  Amortization of deferred acquisition costs is discussed in more detail in the segment discussions that follow.

General and Administrative Expenses

General and administrative expenses in the second quarter of 2014 were $1.00 billion, $70 million or 8% higher than in the same period of 2013.  General and administrative expenses in the first six months of 2014 were $1.88 billion, $36 million or 2% higher than in the same period of 2013.  The increase in the second quarter of 2014 primarily reflected the impact of the acquisition of Dominion.  The increase in the first six months of 2014 primarily reflected the impact of the acquisition of Dominion, partially offset by a $76 million reduction in the estimated liability for state assessments to be paid by the Company related to workers’ compensation premiums that resulted from a change in state law that took effect in the first quarter of 2014.  General and administrative expenses are discussed in more detail in the segment discussions that follow.

Interest Expense

Interest expense in the second quarter and first six months of 2014 was $92 million and $184 million, respectively, compared with $86 million and $178 million in the same respective periods of 2013.  The increases in both periods of 2014 reflected higher average levels of debt outstanding.

Income Tax Expense

Income tax expense in the second quarter of 2014 was $218 million, $34 million or 13% lower than in the same period of 2013, primarily reflecting the tax effects of the $276 million decrease in income before income taxes, partially offset by the impact of a $63 million reduction in income tax expense in the second quarter of 2013 resulting from the resolution of prior year tax matters.  Income tax expense in the first six months of 2014 was $636 million, $60 million or 10% higher than in the same period of 2013, primarily reflecting the impact of the resolution of prior year tax matters in the second quarter of 2013.

The Company’s effective tax rates in the second quarter and first six months of 2014 were 24% and 27%, respectively.  In the second quarter and first six months of 2013, the Company’s effective tax rates were 21% and 24%, respectively.  The effective tax rates in all periods were lower than the statutory rate of 35% primarily due to the impact of tax-exempt investment income on the calculation of the Company’s income tax provision.  In addition, the effective tax rates in the second quarter and first six months of 2013 were reduced by the resolution of prior year tax matters.

Combined Ratio

The combined ratio of 95.1% in the second quarter of 2014 was 0.8 points higher than the combined ratio of 94.3% in the same period of 2013.  The combined ratio of 90.5% in the first six months of 2014 was 0.9 points lower than the combined ratio of 91.4% in the same period of 2013.  The increase in the second quarter of 2014 primarily reflected the impact of higher catastrophe losses.  The decrease in the first six months of 2014 primarily reflected the impacts of a lower underwriting expense ratio, partially offset by a higher loss and loss adjustment expense ratio primarily driven by higher catastrophe losses.

The loss and loss adjustment expense ratio of 63.6% in the second quarter of 2014 was 1.3 points higher than the loss and loss adjustment expense ratio of 62.3% in the same period of 2013.  Catastrophe losses accounted for 7.3 points and 6.1 points of the 2014 and 2013 second quarter loss and loss adjustment expense ratios, respectively.  Net favorable prior year reserve development in the second quarters of 2014 and 2013 provided 3.1 points and 3.5 points of benefit, respectively, to the loss and loss adjustment expense ratio.  The loss and loss adjustment expense ratio excluding catastrophe losses and prior year reserve development (“underlying loss and loss adjustment expense ratio”) in the second quarter of 2014 was 0.3 points lower than the 2013 second quarter ratio on the same basis, reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above.

The loss and loss adjustment expense ratio of 59.9% in the first six months of 2014 was 0.6 points higher than the loss and loss adjustment expense ratio of 59.3% in the same period of 2013.  Catastrophe losses accounted for 5.0 points and 3.9 points of the 2014 and 2013 six-month loss and loss adjustment expense ratios, respectively.  Net favorable prior year reserve development in the first six months of 2014 and 2013 provided 4.1 points and 3.8 points of benefit, respectively, to the loss and loss adjustment expense ratio.  The 2014 six-month underlying loss and loss adjustment expense ratio was 0.2 points lower than the 2013 six-month ratio on the same basis, reflecting the same factors discussed above for the second quarter of 2014.

The underwriting expense ratio of 31.5% for the second quarter of 2014 was 0.5 points lower than the underwriting expense ratio of 32.0% in the same period of 2013, primarily reflecting lower commission expenses in the Personal Insurance segment.  In the first six months of 2014, the underwriting expense ratio of 30.6% was 1.5 points lower than the underwriting expense ratio of 32.1% in the same 2013 period.  The underwriting expense ratio in the first six months of 2014 benefited from the reduction in the estimated liability for state assessments to be paid by the Company related to workers’ compensation premiums described above.

Written Premiums

Consolidated gross and net written premiums were as follows:

	Gross Written Premiums
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Business and International Insurance	$4,061	$3,707	$8,285	$7,634
Bond & Specialty Insurance	542	543	1,070	1,041
Personal Insurance	1,916	1,997	3,565	3,760
Total	$6,519	$6,247	$12,920	$12,435

	Net Written Premiums
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Business and International Insurance	$3,729	$3,386	$7,501	$6,898
Bond & Specialty Insurance	540	531	1,022	926
Personal Insurance	1,893	1,907	3,512	3,597
Total	$6,162	$5,824	$12,035	$11,421

Gross and net written premiums in the second quarter of 2014 increased by 4% and 6%, respectively, over the same period of 2013.  Gross and net written premiums in the first six months of 2014 increased by 4% and 5%, respectively, over the same period of 2013.  The increases in both periods of 2014 primarily reflected the impact of the acquisition of Dominion.  Factors contributing to the changes in gross and net written premiums in each segment are discussed in more detail in the segment discussions that follow.

RESULTS OF OPERATIONS BY SEGMENT

On June 10, 2014, the Company announced a realignment of its management team, effective July 1, 2014, that gave rise to a realignment of two of its three reportable business segments, as follows:

•                  The Company’s International Insurance group, which had previously been included in the Financial, Professional & International Insurance segment, was combined with the Company’s previous Business Insurance segment to create a new Business and International Insurance segment.

•                  The Bond & Financial Products group, which comprised the remaining businesses in the Financial, Professional & International Insurance segment, now comprises the new Bond & Specialty Insurance segment.

•                  The Personal Insurance segment was not impacted by these changes.

The realignment of segments described above was made to reflect the realignment of the Company’s senior management responsibilities and the manner in which the Company’s businesses have been managed starting July 1, 2014, and the aggregation of products and services based on the type of customer, how the business is marketed and the manner in which risks are underwritten.

In connection with these changes, the Company has realigned and revised the names of several businesses that comprise the Business and International Insurance segment.

The following discussion of segment results is based on the Company’s reportable business segment structure effective July 1, 2014.

Business and International Insurance

Results of the Company’s Business and International Insurance segment were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2014	2013	2014	2013

Revenues
Earned premiums	$3,631	$3,277	$7,189	$6,476
Net investment income	539	527	1,109	1,040
Fee income	112	82	219	179
Other revenues	10	114	22	127

Total revenues	$4,292	$4,000	$8,539	$7,822

Total claims and expenses	$3,688	$3,299	$6,984	$6,264

Operating income	$471	$571	$1,165	$1,207

Loss and loss adjustment expense ratio	66.2%	65.4%	63.0%	60.9%
Underwriting expense ratio	31.9	32.3	30.7	32.6

Combined ratio	98.1%	97.7%	93.7%	93.5%

Overview

Operating income in the second quarter of 2014 was $471 million, $100 million or 18% lower than operating income of $571 million in the same period of 2013.  The decrease in operating income in the second quarter of 2014 compared with the same period of 2013 primarily reflected the pretax impacts of (i) a decline in other revenues, (ii) an increase in catastrophe losses and (iii) a decline in net favorable prior year reserve development, partially offset by (iv) higher underlying underwriting margins and (v) an increase in net investment income.  Catastrophe losses in the second quarters of 2014 and 2013 were $242 million and $189 million, respectively.  Net favorable prior year reserve development in the second quarters of 2014 and 2013 was $47 million and $58 million, respectively.  The improvement in underlying underwriting margins primarily resulted from earned pricing that exceeded loss cost trends, partially offset by higher non-catastrophe weather-related losses.  Partially offsetting this net pretax decrease in operating income was the related reduction in income tax expense.  In addition, operating income in the second quarter of 2013 benefited from a reduction in income tax expense resulting from the resolution of prior year tax matters.  The effective tax rate in the second quarter of 2014 was higher than in the same period in 2013.  This resulted from the impact of the reduction in income tax expense in the second quarter of 2013 resulting from the resolution of prior year tax matters, partially offset by interest on municipal bonds, which is effectively taxed at a rate that is lower than the corporate tax rate of 35%, comprising a higher percentage of pretax income in the second quarter of 2014.

Operating income in the first six months of 2014 was $1.17 billion, $42 million or 3% lower than operating income of $1.21 billion in the same period of 2013, primarily reflecting the same factors described above.  Catastrophe losses in the first six months of 2014 and 2013 were $325 million and $224 million, respectively.  Net favorable prior year reserve development in the first six months of 2014 and 2013 was $142 million and $200 million, respectively. Underlying underwriting margins in the first six months of 2014 also benefited from a $76 million reduction in the estimated liability for state assessments to be paid by the Company related to workers’ compensation premiums in the first quarter of 2014.

Earned Premiums

Earned premiums in the second quarter of 2014 were $3.63 billion, $354 million or 11% higher than in the same period of 2013.  Earned premiums in the first six months of 2014 were $7.19 billion, $713 million or 11% higher than in the same period of 2013.  The increases in both periods of 2014 reflected an increase in net written premiums over the preceding twelve months primarily due to the impact of the acquisition of Dominion.

Net Investment Income

Net investment income in the second quarter of 2014 was $539 million, $12 million or 2% higher than in the same 2013 period.  Net investment income in the first six months of 2014 was $1.11 billion, $69 million or 7% higher than in the same period of 2013.  The increases in both periods of 2014 primarily reflected the impact of the acquisition of Dominion.  Included in the Business and International Insurance segment are certain legal entities whose invested assets and related net investment income are reported exclusively in this segment and not allocated among all business segments.  Refer to the “Net Investment Income” section of the “Consolidated Results of Operations” discussion herein for a description of the factors contributing to the changes in the Company’s consolidated net investment income in the second quarter and first six months of 2014 compared with the same periods of 2013.  In addition, refer to note 2 of notes to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014 for a discussion of the Company’s net investment income allocation methodology.

Fee Income

National Accounts is the primary source of fee income due to its service businesses, which include claim and loss prevention services to large companies that choose to self-insure a portion of their insurance risks, as well as claims and policy management services to workers’ compensation residual market pools.  Fee income in the second quarter and first six months of 2014 increased by $30 million and $40 million over the respective periods of 2013, driven by the impact of higher serviced premium volume in workers’ compensation residual market pools and higher claim volume in the large deductible business.

Other Revenues

Other revenues in the second quarter and first six months of 2013 included a $91 million gain from the settlement of a legal proceeding.

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in the second quarter of 2014 were $2.46 billion, $276 million or 13% higher than in the same period of 2013.  The increase in 2014 primarily reflected the impact of (i) the acquisition of Dominion, (ii) an increase in catastrophe losses, (iii) higher non-catastrophe weather-related losses, (iv) the impact of loss cost trends and (v) a decline in net favorable prior year reserve development, partially offset by (vi) the impact of a modest decline in volumes of insured exposures.  In the segment’s domestic operations, net favorable prior year reserve development in the second quarter of 2014 was primarily driven by better than expected loss experience in the general liability product line related to excess coverages for accident years 2008 through 2012, reflecting more favorable legal and judicial environments than what the Company previously expected. In the segment’s international operations, net favorable prior year reserve development in the second quarter of 2014 was driven by better than expected loss experience in the Company’s operations at Lloyd’s and in Canada.  Net favorable prior year reserve development in the second quarter of 2013 was concentrated in the segment’s domestic operations and was primarily driven by better than expected loss experience in the general liability product line related to excess coverages for accident years 2004 through 2009, reflecting more favorable legal and judicial environments than what the Company previously expected.  These factors contributing to net favorable prior year reserve development in the second quarters of 2014 and 2013 were partially offset by $87 million and $65 million increases, respectively, to environmental reserves, which are discussed in further detail in the “Environmental Claims and Litigation” section herein.

Claims and claim adjustment expenses in the first six months of 2014 were $4.63 billion, $600 million or 15% higher than in the same period of 2013.  Claims and claim adjustment expenses in the first six months of 2014 were impacted by the same factors described above for the second quarter of 2014.  In the segment’s domestic operations, net favorable prior year reserve development in the first six months of 2014 was primarily driven by the same factors described above for the second quarter and by better than expected loss experience for the property product line for accident years 2010 through 2013 related to non-catastrophe and catastrophe losses, partially offset by higher than expected loss experience for liability coverages in the commercial multi-peril product line for accident years 2010 through 2013.  In the segment’s international operations, net favorable prior year reserve development in the first six months of 2014 was primarily driven by the factors described above for the second quarter of 2014.  In the segment’s domestic operations, net favorable prior year reserve development in the first six months of 2013 was primarily driven by better than expected loss experience in the general liability product line related to excess coverages for accident years 2004 through 2010, reflecting more favorable legal and judicial environments than what the Company previously expected, and by better than expected loss experience for the property product line for accident years 2010 through 2012.  In the segment’s international operations, better than expected loss experience in the first quarter of 2013 in Canada and in the Company’s operations at Lloyd’s also contributed to net favorable prior year reserve development in the first six months of 2013.

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs in the second quarter of 2014 was $580 million, $46 million or 9% higher than in the same period of 2013.  Amortization of deferred acquisition costs in the first six months of 2014 was $1.15 billion, $84 million or 8% higher than in the same 2013 period.  The increases in both periods of 2014 primarily reflected the impact of the acquisition of Dominion, partially offset by a modest change in business mix.

General and Administrative Expenses

General and administrative expenses in the second quarter of 2014 were $653 million, $67 million or 11% higher than in the same period of 2013.  General and administrative expenses in the first six months of 2014 were $1.21 billion, $36 million or 3% higher than in the same period of 2013.  The increases in both periods of 2014 primarily reflected the impact of the acquisition of Dominion, with the year-to-date increase partially offset by a $76 million reduction in the estimated liability for state assessments to be paid by the Company related to workers’ compensation premiums in the first quarter of 2014.

Income Tax Expense

Income tax expense in the second quarter of 2014 was $133 million, $3 million or 2% higher than in the same period of 2013, primarily reflecting the impact of a $43 million reduction in income tax expense in the second quarter of 2013 resulting from the resolution of prior year tax matters, largely offset by the tax effects of the $97 million decline in pre-tax operating income.  Income tax expense in the first six months of 2014 was $390 million, $39 million or 11% higher than in the same period of 2013, primarily reflecting the impact of the resolution of prior year tax matters in the second quarter of 2013.

Combined Ratio

The combined ratio of 98.1% in the second quarter of 2014 was 0.4 points higher than the combined ratio of 97.7% in the same period of 2013.  The combined ratio of 93.7% in the first six months of 2014 was 0.2 points higher than the combined ratio of 93.5% in the same period of 2013.  The increases in both periods of 2014 primarily reflected the impact of higher catastrophe losses and lower levels of net favorable prior year reserve development.

The loss and loss adjustment expense ratio of 66.2% in the second quarter of 2014 was 0.8 points higher than the loss and loss adjustment expense ratio of 65.4% in the same period of 2013.  Catastrophe losses in the second quarters of 2014 and 2013 accounted for 6.6 points and 5.8 points, respectively, of the loss and loss adjustment expense ratio.  Net favorable prior year reserve development in the second quarters of 2014 and 2013 provided 1.3 points and 1.8 points of benefit, respectively, to the loss and loss adjustment expense ratio. The 2014 second quarter underlying loss and loss adjustment expense ratio was 0.5 points lower than the 2013 ratio on the same basis, reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above.

The loss and loss adjustment expense ratio of 63.0% in the first six months of 2014 was 2.1 points higher than the loss and loss adjustment expense ratio of 60.9% in the same period of 2013.  Catastrophe losses in the first six months of 2014 and 2013 accounted for 4.5 points and 3.4 points, respectively, of the loss and loss adjustment expense ratio.  Net favorable prior year reserve development in the first six months of 2014 and 2013 provided 2.0 points and 3.1 points of benefit, respectively, to the loss and loss adjustment expense ratio.  The underlying loss and loss adjustment expense ratio in the first six months of 2014 was 0.1 points lower than the 2013 ratio on the same basis, reflecting the same factors discussed above for the second quarter of 2014.

The underwriting expense ratio of 31.9% for the second quarter of 2014 was 0.4 points lower than the underwriting expense ratio of 32.3% in the same period of 2013.  In the first six months of 2014, the underwriting expense ratio of 30.7% was 1.9 points lower than the underwriting expense ratio of 32.6% in the same 2013 period, primarily reflecting a reduction in the estimated liability for state assessments to be paid by the Company related to workers’ compensation premiums described above.

Written Premiums

The Business and International Insurance segment’s gross and net written premiums by market were as follows:

	Gross Written Premiums
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Domestic:
Select Accounts	$717	$722	$1,448	$1,460
Middle Market	1,501	1,464	3,250	3,201
National Accounts	368	361	853	807
First Party	509	503	943	941
Specialized Distribution	284	293	553	560

Total Domestic	3,379	3,343	7,047	6,969
International	682	364	1,238	665

Total Business and International Insurance	$4,061	$3,707	$8,285	$7,634

	Net Written Premiums
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Domestic:
Select Accounts	$705	$709	$1,423	$1,433
Middle Market	1,420	1,392	3,052	3,002
National Accounts	243	242	543	519
First Party	450	433	837	816
Specialized Distribution	283	292	550	558

Total Domestic	3,101	3,068	6,405	6,328
International	628	318	1,096	570

Total Business and International Insurance	$3,729	$3,386	$7,501	$6,898

Gross and net written premiums in the second quarter of 2014 both increased by 10% over the same period of 2013.  Gross and net written premiums in the first six months of 2014 both increased by 9% over the same period of 2013.  The increases in both periods of 2014 primarily reflected the impact of the acquisition of Dominion.  In the second quarter of 2014, business retention rates remained strong and were level with the same period of 2013.  In the first six months of 2014, business retention rates remained strong and were slightly higher than in the same period of 2013.  Renewal premium changes in the second quarter and first six months of 2014 remained positive but were lower than in the same periods of 2013, primarily due to lower renewal rate changes.  Renewal rate changes approximated expected loss cost trends.  New business premiums in the second quarter of 2014 increased over the same period of 2013.  New business premiums in the first six months of 2014 were virtually level with the same period of 2013.

Select Accounts.  Net written premiums of $705 million in the second quarter of 2014 decreased by less than 1% from the same period of 2013.  Net written premiums of $1.42 billion in the first six months of 2014 also decreased by less than 1% from the same period of 2013.  Business retention rates in the second quarter and first six months of 2014 remained strong and were higher than in the same periods of 2013.  Renewal premium changes in the second quarter and first six months of 2014 remained positive but were lower than in the same periods of 2013, primarily due to lower renewal rate changes.  New business premiums in the second quarter and first six months of 2014 decreased slightly from the same periods of 2013.

Middle Market.  Net written premiums of $1.42 billion in the second quarter of 2014 increased by 2% over the same period of 2013.  Net written premiums of $3.05 billion in the first six months of 2014 also increased by 2% over the same period of 2013.  Business retention rates in the second quarter and first six months of 2014 remained strong and were higher than in the same periods of 2013.  Renewal premium changes in the second quarter and first six months of 2014 remained positive but were lower than in the same periods of 2013, primarily due to lower renewal rate changes.  New business premiums in the second quarter of 2014 increased over the same period of 2013.  New business premiums in the first six months of 2014 were slightly lower than in the same period of 2013.

National Accounts.  Net written premiums of $243 million in the second quarter of 2014 were slightly higher than in the same period of 2013.  Net written premiums of $543 million in the first six months of 2014 increased by 5% over the same period of 2013.  Business retention rates in the second quarter and first six months of 2014 remained strong but were lower than in the same periods of 2013.  Renewal premium changes in the second quarter of 2014 remained positive and were virtually level with the same period of 2013.  Renewal premium changes in the first six months of 2014 remained positive and were higher than in the same period of 2013.  New business premiums in the second quarter and first six months of 2014 decreased from the same periods of 2013.  Growth in workers’ compensation residual market pools also contributed to premium growth in the first six months of 2014.

First Party.  Net written premiums of $450 million in the second quarter of 2014 increased by 4% over the same period of 2013.  Net written premiums of $837 million in the first six months of 2014 increased by 3% over the same period of 2013.  Business retention rates in the second quarter of 2014 remained strong and were virtually level with the same period of 2013.  Business retention rates in the first six months of 2014 were lower than in the same period of 2013.  Renewal premium changes in the second quarter and first six months of 2014 remained positive but were lower than in the same periods of 2013, primarily due to lower renewal rate changes.  New business premiums in the second quarter of 2014 were slightly higher than in the same period of 2013.  New business premiums in the first six months of 2014 decreased from the same period of 2013.

Specialized Distribution.  Net written premiums of $283 million in the second quarter of 2014 decreased by 3% from the same period of 2013.  Net written premiums of $550 million in the first six months of 2014 decreased by 1% from the same period of 2013.  Business retention rates in the second quarter of 2014 were slightly higher than in the same period of 2013.  Business retention rates in the first six months of 2014 were lower than in the same period of 2013.  Renewal premium changes in the second quarter and first six months of 2014 remained positive but were lower than in the same periods of 2013, primarily due to lower renewal rate changes.  New business premiums in the second quarter of 2014 were lower than in the same period of 2013.  New business premiums in the first six months of 2014 increased over the same period of 2013.

International.  Net written premiums of $628 million in the second quarter of 2014 increased by 97% over the same period of 2013.  Net written premiums of $1.10 billion in the first six months of 2014 increased by 92% over the same period of 2013.  The increases in both periods of 2014 primarily reflected the impact of the acquisition of Dominion.  Excluding the surety line of business, for which the following are not relevant measures, business retention rates in the second quarter and first six months of 2014 declined from the same periods of 2013.  Renewal premium changes in the second quarter of 2014 were positive and increased over the same period of 2013, primarily due to higher renewal rate changes.  Renewal premium changes in the first six months were positive and increased over the same period of 2013, driven by increases in renewal rate changes and an increase in insured exposures.  New business premiums in the second quarter and first six months of 2014 increased over the same periods of 2013, reflecting the impact of the acquisition of Dominion.

Bond & Specialty Insurance

Results of the Company’s Bond & Specialty Insurance segment were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2014	2013	2014	2013

Revenues
Earned premiums	$524	$492	$1,027	$970
Net investment income	62	66	128	132
Other revenues	6	5	10	10

Total revenues	$592	$563	$1,165	$1,112

Total claims and expenses	$307	$352	$656	$735

Operating income	$192	$162	$346	$279

Loss and loss adjustment expense ratio	20.5%	32.3%	25.7%	36.7%
Underwriting expense ratio	37.9	38.7	37.7	38.7

Combined ratio	58.4%	71.0%	63.4%	75.4%

Overview

Operating income in the second quarter of 2014 was $192 million, $30 million or 19% higher than operating income of $162 million in the second quarter of 2013, primarily reflecting the pretax impacts of an increase in net favorable prior year reserve development and higher underlying underwriting margins.  Net favorable prior year reserve development in the second quarters of 2014 and 2013 was $124 million and $69 million, respectively.  Catastrophe losses in the second quarters of 2014 and 2013 were $4 million and $5 million, respectively.  The increase in underlying underwriting margins primarily reflected the pretax impacts of lower reinsurance costs and earned pricing that exceeded loss cost trends.  Partially offsetting this net pretax increase in operating income was the related increase in income tax expense.  In addition, operating income in the second quarter of 2013 benefited from a reduction in income tax expense resulting from the resolution of prior year tax matters.  The effective tax rate in the second quarter of 2014 was higher than in the same period in 2013.  This primarily resulted from the impact of the reduction in income tax expense in the second quarter of 2013 resulting from the resolution of prior year tax matters.

Operating income in the first six months of 2014 was $346 million, $67 million or 24% higher than operating income of $279 million in the same period of 2013, primarily reflecting the same factors described above.  Net favorable prior year reserve development in the first six months of 2014 and 2013 was $191 million and $98 million, respectively.  Catastrophe losses in the first six months of both 2014 and 2013 were $5 million.

Earned Premiums

Earned premiums in the second quarter of 2014 were $524 million, $32 million or 7% higher than in the same period of 2013.  Earned premiums in the first six months of 2014 were $1.03 billion, $57 million or 6% higher than in the same period of 2013.  The increases in both periods of 2014 primarily reflected the impact of lower reinsurance costs.

Net Investment Income

Net investment income in the second quarter of 2014 was $62 million, $4 million or 6% lower than in the same period of 2013.  Net investment income in the first six months of 2014 was $128 million, $4 million or 3% lower than in the same period of 2013.  Included in the Bond & Specialty Insurance segment are certain legal entities whose invested assets and related net investment income are reported exclusively in this segment and not allocated among all business segments. As a result, reported net investment income in the Bond & Specialty Insurance segment reflects a significantly smaller proportion of allocated net investment income, including that from the Company’s non-fixed maturity investments that experienced an increase in investment income in 2014.  Refer to the “Net Investment Income” section of “Consolidated Results of Operations” herein for a discussion of the increase in the Company’s consolidated net investment income in the second quarter and first six months of 2014 as compared with the same periods of 2013.  In addition, refer to note 2 of notes to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014 for a discussion of the Company’s net investment income allocation methodology.

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in the second quarter of 2014 were $110 million, $51 million or 32% lower than in the same period of 2013, primarily reflecting the impact of an increase in net favorable prior year reserve development.  In the second quarter of 2014, net favorable prior year reserve development primarily reflected better than expected results in the contract surety product line for accident years 2004 through 2010.  Net favorable prior year reserve development in the second quarter of 2013 primarily reflected better than expected results for the contract surety product line for accident years 2003 and prior, 2006 through 2008, and 2010.

Claims and claim adjustment expenses in the first six months of 2014 were $269 million, $90 million or 25% lower than in the same period of 2013, also primarily reflecting the impact of an increase in net favorable prior year reserve development.  Net favorable prior year reserve development in the first six months of 2014 was driven by the factors described above for the second quarter of 2014.  Net favorable prior year reserve development in the first six months of 2013 was driven by the same factors described above.

Amortization of Deferred Acquisition Expenses

Amortization of deferred acquisition costs in the second quarter of 2014 was $95 million, $1 million or 1% higher than in the same period of 2013.  Amortization of deferred acquisition costs in the first six months of 2014 was $188 million, $3 million or 2% higher than in the same period of 2013.

General and Administrative Expenses

General and administrative expenses in the second quarter of 2014 were $102 million, $5 million or 5% higher than in the same period of 2013.  General and administrative expenses in the first six months of 2014 were $199 million, $8 million or 4% higher than in the same period of 2013.  The increases in both periods of 2014 primarily reflected the impact of higher employee and technology related expenses.

Income Tax Expense

Income tax expense in the second quarter of 2014 was $93 million, $44 million or 90% higher than in the same period of 2013, primarily reflecting the tax effect of the $74 million increase in pre-tax operating income.  In addition, income tax expense in the second quarter of 2013 was reduced by $15 million resulting from the resolution of prior year tax matters.  Income tax expense in the first six months of 2014 was $163 million, $65 million or 66% higher than in the same period of 2013, primarily reflecting the tax effect of the $132 million increase in pre-tax operating income and the impact of the reduction in income tax expense in the second quarter of 2013 resulting from the resolution of prior year tax matters.

Combined Ratio

The combined ratio of 58.4% in the second quarter of 2014 was 12.6 points lower than the combined ratio of 71.0% in the same period of 2013.  The combined ratio of 63.4% in the first six months of 2014 was 12.0 points lower than the combined ratio of 75.4% in the same period of 2013.

The loss and loss adjustment expense ratio of 20.5% in the second quarter of 2014 was 11.8 points lower than the loss and loss adjustment expense ratio of 32.3% in the same period of 2013.  Net favorable prior year reserve development in the second quarters of 2014 and 2013 provided 23.7 points and 14.0 points of benefit, respectively, to the loss and loss adjustment expense ratio.  Catastrophe losses in the second quarters of 2014 and 2013 accounted for 0.9 points and 1.0 points, respectively, of the loss and loss adjustment expense ratio.  The 2014 second quarter underlying loss and loss adjustment expense ratio was 2.0 points lower than the 2013 ratio on the same basis, reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above.

The loss and loss adjustment expense ratio of 25.7% in the first six months of 2014 was 11.0 points lower than the loss and loss adjustment expense ratio of 36.7% in the same period of 2013.  Net favorable prior year reserve development in the first six months of 2014 and 2013 provided 18.6 points and 10.0 points of benefit, respectively, to the loss and loss adjustment expense ratio.  Catastrophe losses in the first six months of 2014 and 2013 accounted for 0.6 points and 0.5 points, respectively, of the loss and loss adjustment expense ratio.  The underlying loss and loss adjustment expense ratio in the first six months of 2014 was 2.5 points lower than the 2013 ratio on the same basis, reflecting the improvement in underlying underwriting margins discussed in the “Overview” section above.

The underwriting expense ratio of 37.9% in the second quarter of 2014 was 0.8 points lower than the underwriting expense ratio of 38.7% in the same period of 2013.  In the first six months of 2014, the underwriting expense ratio of 37.7% was 1.0 points lower than the underwriting expense ratio of 38.7% in the same period of 2013.  The improvement in both periods of 2014 primarily reflected the impact of increases in earned premiums.

Written Premiums

The Bond & Specialty Insurance segment’s gross and net written premiums by market were as follows:

	Gross Written Premiums
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Bond & Specialty Insurance	$542	$543	$1,070	$1,041

	Net Written Premiums
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Bond & Specialty Insurance	$540	$531	$1,022	$926

Gross written premiums in the second quarter of 2014 were virtually level with the same period of 2013 and net written premiums in the second quarter of 2014 increased by 2% over the same period of 2013.  Gross and net written premiums in the first six months of 2014 increased by 3% and 10%, respectively, over the same period of 2013.

Net written premiums in the second quarter of 2014 were $540 million, $9 million or 2% higher than in the same period of 2013, primarily driven by rate increases in the management liability business and lower reinsurance costs in construction surety.  Net written premiums in the first six months of 2014 were $1.02 billion, $96 million or 10% higher than in the same period of 2013, primarily driven by lower reinsurance costs that resulted from the Company’s decision to eliminate a management liability excess-of-loss reinsurance treaty, as well as rate increases in the management liability business and higher construction surety premium volume.  Excluding the surety line of business, for which the following are not relevant measures, business retention rates in the second quarter and first six months of 2014 remained strong and were higher than in the same periods of 2013.  Renewal premium changes in the second quarter and first six months of 2014 remained positive, although lower than in the same periods of 2013, driven by renewal rate changes that continued to exceed expected loss cost trends. New business premiums in the second quarter of 2014 were virtually level with the same period of 2013, while new business premiums in the first six months of 2014 decreased from the same period of 2013.

Personal Insurance

Results of the Company’s Personal Insurance segment were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2014	2013	2014	2013

Revenues
Earned premiums	$1,773	$1,834	$3,535	$3,674
Net investment income	94	94	194	185
Other revenues	17	15	43	33
Total revenues	$1,884	$1,943	$3,772	$3,892

Total claims and expenses	$1,788	$1,753	$3,282	$3,417

Operating income	$75	$142	$343	$339

Loss and loss adjustment expense ratio	71.1%	64.9%	63.4%	62.4%
Underwriting expense ratio	28.7	29.6	28.3	29.5
Combined ratio	99.8%	94.5%	91.7%	91.9%
Incremental impact of direct to consumer initiative on combined ratio	1.5%	1.6%	1.6%	1.7%

Overview

Operating income in the second quarter of 2014 was $75 million, $67 million or 47% lower than operating income of $142 million in the same period of 2013.  The decrease in operating income primarily reflected the pretax impacts of lower net favorable prior year reserve development and an increase in catastrophe losses.  Catastrophe losses in the second quarters of 2014 and 2013 were $190 million and $146 million, respectively.  Net favorable prior year reserve development in the second quarters of 2014 and 2013 was $12 million and $65 million, respectively.  Underlying underwriting margins in the second quarter of 2014 were level with the same period of 2013, as the pretax impacts of (i) lower commission expense, (ii) earned pricing that exceeded loss cost trends and (iii) lower general and administrative expenses were offset by (iv) higher non-catastrophe weather-related losses and (v) the impact of a higher mix of new business versus renewal business.  Partially offsetting this net pretax decrease in operating income was the related reduction in income tax expense.  In addition, operating income in the second quarter of 2013 benefited from a reduction in income tax expense resulting from the resolution of prior year tax matters.  The effective tax rate in the second quarter of 2014 decreased from the same period of 2013.  This resulted from interest on municipal bonds, which is effectively taxed at a rate that is lower than the corporate tax rate of 35%, comprising a higher percentage of pretax income, partially offset by the impact of the resolution of prior year tax matters in the second quarter of 2013.

Operating income in the first six months of 2014 was $343 million, $4 million or 1% higher than operating income of $339 million in the same period of 2013.  The increase in operating income primarily reflected the pretax impacts of (i) higher underlying underwriting margins and (ii) an increase in net favorable prior year reserve development, partially offset by (iii) an increase in catastrophe losses.  Catastrophe losses in the first six months of 2014 were $255 million, compared with $210 million in the same period of 2013.  Net favorable prior year reserve development in the first six months of 2014 was $144 million, compared with $125 million in the same period of 2013.  The higher underlying underwriting margins resulted from the same factors discussed above for the second quarter.  Partially offsetting this net pretax increase in operating income was the related increase in income tax expense.  In addition, operating income in the first six months of 2013 benefited from a reduction in income tax expense resulting from the resolution of prior year tax matters.  The effective tax rate in the first six months of 2014 increased over the same period of 2013.  This resulted from the impact of the resolution of prior year tax matters in the second quarter of 2013.

Earned Premiums

Earned premiums in the second quarter of 2014 were $1.77 billion, $61 million or 3% lower than in the same period of 2013.  Earned premiums in the first six months of 2014 were $3.54 billion, $139 million or 4% lower than in the same period of 2013.  The decreases in both periods of 2014 reflected lower net written premiums over the preceding twelve months.

Net Investment Income

Net investment income in the second quarter of 2014 was $94 million, level with the same period of 2013.  Net investment income in the first six months of 2014 was $194 million, $9 million or 5% higher than in the same period of 2013.  Refer to the “Net Investment Income” section of the “Consolidated Results of Operations” discussion herein for a description of the factors contributing to the changes in the Company’s consolidated net investment income in the second quarter and first six months of 2014 compared with the same periods of 2013.  In addition, refer to note 2 of notes to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the Company’s net investment income allocation methodology.

Claims and Expenses

Claims and Claim Adjustment Expenses

Claims and claim adjustment expenses in the second quarter of 2014 were $1.26 billion, $71 million or 6% higher than in the same period of 2013.  The increase primarily reflected (i) lower net favorable prior year reserve development, (ii) an increase in catastrophe losses, (iii) higher non-catastrophe weather-related losses and (iv) the impact of loss cost trends, partially offset by (v) the impact of lower volumes of insured exposures.  Net favorable prior year reserve development in the second quarter of 2014 was primarily driven by better than expected loss experience in the Homeowners and Other product line for accident year 2013 for non-catastrophe weather-related losses.  Net favorable prior year reserve development in the second quarter of 2013 was primarily driven by better than expected loss experience in the Homeowners and Other product line for accident year 2012 for both catastrophe and non-catastrophe weather-related losses and other non-weather-related losses.

Claims and claim adjustment expenses in the first six months of 2014 were $2.24 billion, $52 million or 2% lower than in the same period of 2013. The decrease primarily reflected (i) the impact of lower volumes of insured exposures and (ii) higher net favorable prior year reserve development, partially offset by (iii) an increase in catastrophe losses, (iv) higher non-catastrophe weather-related losses and (v) the impact of loss cost trends.  Net favorable prior year reserve development in the first six months of 2014 and 2013 was primarily driven by the same factors described above for the second quarter of each year.  The year-to-date total in 2014 also included net favorable prior year reserve development in the first quarter of 2014 in the Homeowners and Other product line for accident years 2011 through 2013 for catastrophe losses.  The year-to-date total in 2013 also included net favorable development in the first quarter of 2013 in the Homeowners and Other product line for accident year 2011 for both non-catastrophe weather-related losses and catastrophe losses.

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs in the second quarter of 2014 was $290 million, $32 million or 10% lower than in the same period of 2013.  Amortization of deferred acquisition costs in the first six months of 2014 was $582 million, $70 million or 11% lower than in the same period of 2013.  The decreases in both periods of 2014 primarily reflected a decline in commission expense due to lower commission rates, as well as lower premium volume.

General and Administrative Expenses

General and administrative expenses in the second quarter of 2014 were $237 million, $4 million or 2% lower than in the same period of 2013.  General and administrative expenses in the first six months of 2014 were $460 million, $13 million or 3% lower than in the same period of 2013.  The decreases in both periods of 2014 primarily reflected the impact of the Company’s expense reduction initiatives.

Income Tax Expense

Income tax expense in the second quarter of 2014 was $21 million, $27 million lower than in the same period of 2013 primarily reflecting the tax effect of the $94 million decrease in pre-tax operating income, partially offset by the impact of a $5 million reduction in income tax expense in the second quarter of 2013 resulting from the resolution of prior year tax matters.  Income tax expense in the first six months of 2013 was $147 million, $11 million higher than in the same period of 2013, primarily reflecting the impact of the resolution of prior year tax matters in the second quarter of 2013.

Combined Ratio

The combined ratio of 99.8% in the second quarter of 2014 was 5.3 points higher than the combined ratio of 94.5% in the same period of 2013.  The combined ratio of 91.7% in the first six months of 2014 was 0.2 points lower than the combined ratio of 91.9% in the same period of 2013.  The increase in the second quarter of 2014 primarily reflected the impacts of lower net favorable prior year reserve development and higher catastrophe losses.  The decrease in the first six months of 2014 primarily reflected the impacts of a lower underwriting expense ratio, largely offset by a higher loss and loss adjustment expense ratio primarily driven by higher catastrophe losses.

The loss and loss adjustment expense ratio of 71.1% in the second quarter of 2014 was 6.2 points higher than the loss and loss adjustment expense ratio of 64.9% in the same period of 2013.  Catastrophe losses accounted for 10.7 points and 8.0 points of the loss and loss adjustment expense ratios in the second quarters of 2014 and 2013, respectively.  Net favorable prior year reserve development in the second quarters of 2014 and 2013 provided 0.7 points and 3.5 points of benefit, respectively, to the loss and loss adjustment expense ratio. The 2014 second quarter underlying loss and loss adjustment expense ratio was 0.7 points higher than the 2013 ratio on the same basis, primarily reflecting the factors impacting underlying underwriting margins discussed in the “Overview” section above.

The loss and loss adjustment expense ratio of 63.4% in the first six months of 2014 was 1.0 points higher than the loss and loss adjustment expense ratio of 62.4% in the same period of 2013.  Catastrophe losses accounted for 7.2 points and 5.7 points of the loss and loss adjustment expense ratios in the first six months of 2014 and 2013, respectively.  Net favorable prior year reserve development in the first six months of 2014 and 2013 provided 4.1 points and 3.4 points of benefit, respectively, to the loss and loss adjustment expense ratio. The 2014 six-month underlying loss and loss adjustment expense ratio was 0.2 points higher than the 2013 ratio on the same basis, primarily reflecting the same factors discussed above for the second quarter of 2014.

The underwriting expense ratio of 28.7% for the second quarter of 2014 was 0.9 points lower than the underwriting expense ratio of 29.6% in the same period of 2013.  In the first six months of 2014, the underwriting expense ratio of 28.3% was 1.2 points lower than the underwriting expense ratio of 29.5% in the same 2013 period.  The decreases in both periods of 2014 primarily reflected lower commission expense due to lower commission rates.

Agency Written Premiums

Personal Insurance’s gross and net written premiums by product line were as follows for its Agency business, which comprises business written through agents, brokers and other intermediaries and represents almost all of the Personal Insurance segment’s gross and net written premiums:

	Gross Written Premiums
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Agency Automobile	$834	$838	$1,629	$1,673
Agency Homeowners and Other	1,036	1,119	1,847	2,008
Total Agency Personal Insurance	$1,870	$1,957	$3,476	$3,681

	Net Written Premiums
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Agency Automobile	$831	$834	$1,619	$1,665
Agency Homeowners and Other	1,016	1,033	1,804	1,853
Total Agency Personal Insurance	$1,847	$1,867	$3,423	$3,518

In the second quarter and first six months of 2014, gross agency written premiums were 4% and 6% lower than in the respective periods of 2013.  In the second quarter and first six months of 2014, net agency written premiums were 1% and 3% lower than in the respective periods of 2013.  Renewal rate changes continued to exceed expected loss cost trends, assuming weather patterns consistent with the Company’s expectations.

In the second quarter of 2014, net written premiums in the Agency Automobile line of business were virtually level with the same period of 2013.  In the first six months of 2014, net written premiums in the Agency Automobile line of business were 3% lower than in the same period of 2013.  Business retention rates remained strong in both periods of 2014 and were higher than in the respective periods of 2013.  Renewal premium changes remained positive in the second quarter and first six months of 2014 but were lower than in the same periods of 2013, primarily due to lower renewal rate changes.  New business premiums in the second quarter and first six months of 2014 were significantly higher than in the same periods of 2013 as a result of the Company’s new private passenger automobile product, Quantum Auto 2.0.

In the second quarter of 2014, net written premiums in the Agency Homeowners and Other line of business were 2% lower than in the same period of 2013.  In the first six months of 2014, net written premiums in the Agency Homeowners and Other line of business were 3% lower than in the same period of 2013.  Business retention rates remained strong in both periods of 2014 and were higher than in the respective periods of 2013.  Renewal premium changes remained positive in the second quarter and first six months of 2014 but were lower than in the respective periods of 2013, primarily due to lower renewal rate changes.  New business premiums in the second quarter and first six months of 2014 were higher than in the same periods of 2013.

For its Agency business, the Personal Insurance segment had approximately 6.1 million and 6.5 million active policies at June 30, 2014 and 2013, respectively.

Direct to Consumer Written Premiums

In the direct to consumer business, net written premiums in the second quarter and first six months of 2014 were $46 million and $89 million, respectively, compared with $40 million and $79 million in the respective periods of 2013.  In the second quarter and first six months of 2014, automobile net written premiums increased by 15% and 11% over the respective periods of 2013, and homeowners and other net written premiums increased by 15% and 17% over the respective periods of 2013.  The direct to consumer business had 176,000 and 162,000 active policies at June 30, 2014 and 2013, respectively.

Interest Expense and Other

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Operating loss	$(65)	$(59)	$(129)	$(122)

The operating loss for Interest Expense and Other in the second quarter of 2014 was $65 million, compared with $59 million in the same period of 2013.  The operating loss for Interest Expense and Other in the first six months of 2014 was $129 million, compared with $122 million in the same period of 2013.  After-tax interest expense in the second quarter and first six months of 2014 was $60 million and $120 million, respectively, compared with $56 million and $116 million, respectively, in the same periods of 2013.  The increases in interest expense in both periods of 2014 reflected higher average levels of debt outstanding.

ASBESTOS CLAIMS AND LITIGATION

The Company believes that the property and casualty insurance industry has suffered from court decisions and other trends that have expanded insurance coverage for asbestos claims far beyond the original intent of insurers and policyholders. The Company has received and continues to receive a significant number of asbestos claims from the Company’s policyholders (which includes others seeking coverage under a policy).  Factors underlying these claim filings include continued intensive advertising by lawyers seeking asbestos claimants and the continued focus by plaintiffs on defendants who were not traditionally primary targets of asbestos litigation.  The focus on these defendants is primarily the result of the number of traditional asbestos defendants who have sought bankruptcy protection in previous years.  In addition to contributing to the overall number of claims, bankruptcy proceedings may increase the volatility of asbestos-related losses by initially delaying the reporting of claims and later by significantly accelerating and increasing loss payments by insurers, including the Company. The bankruptcy of many traditional defendants has also caused increased settlement demands against those policyholders who are not in bankruptcy but remain in the tort system. Currently, in many jurisdictions, those who allege very serious injury and who can present credible medical evidence of their injuries are receiving priority trial settings in the courts, while those who have not shown any credible disease manifestation are having their hearing dates delayed or placed on an inactive docket.  Prioritizing claims involving credible evidence of injuries, along with the focus on defendants who were not traditionally primary targets of asbestos litigation, contributes to the claims and claim adjustment expense payment patterns experienced by the Company.  The Company’s asbestos-related claims and claim adjustment expense experience also has been impacted by the unavailability of other insurance sources potentially available to policyholders, whether through exhaustion of policy limits or through the insolvency of other participating insurers.

The Company continues to be involved in coverage litigation concerning a number of policyholders, some of whom have filed for bankruptcy, who in some instances have asserted that all or a portion of their asbestos-related claims are not subject to aggregate limits on coverage. In these instances, policyholders also may assert that each individual bodily injury claim should be treated as a separate occurrence under the policy. It is difficult to predict whether these policyholders will be successful on both issues. To the extent both issues are resolved in a policyholder’s favor and other Company defenses are not successful, the Company’s coverage obligations under the policies at issue would be materially increased and bounded only by the applicable per-occurrence limits and the number of asbestos bodily injury claims against the policyholders.  Although the Company has seen a moderation in the overall risk associated with these lawsuits, it remains difficult to predict the ultimate cost of these claims.

Many coverage disputes with policyholders are only resolved through settlement agreements. Because many policyholders make exaggerated demands, it is difficult to predict the outcome of settlement negotiations. Settlements involving bankrupt policyholders may include extensive releases which are favorable to the Company but which could result in settlements for larger amounts than originally anticipated. There also may be instances where a court may not approve a proposed settlement, which may result in additional litigation and potentially less beneficial outcomes for the Company. As in the past, the Company will continue to pursue settlement opportunities.

In addition to claims against policyholders, proceedings have been launched directly against insurers, including the Company, by individuals challenging insurers’ conduct with respect to the handling of past asbestos claims and by individuals seeking damages arising from alleged asbestos-related bodily injuries.  It is possible that the filing of other direct actions against insurers, including the Company, could be made in the future.  It is difficult to predict the outcome of these proceedings, including whether the plaintiffs will be able to sustain these actions against insurers based on novel legal theories of liability. The Company believes it has meritorious defenses to these claims and has received favorable rulings in certain jurisdictions.

TPC had entered into settlement agreements, which are subject to a number of contingencies, in connection with a number of these direct action claims (Direct Action Settlements).  For a full discussion of these settlement agreements, see the “Asbestos Direct Action Litigation” section of note 11 of notes to the unaudited consolidated financial statements included in this Exhibit 99.2.

The Company’s quarterly asbestos reserve reviews include an analysis of exposure and claim payment patterns by policyholder category, as well as recent settlements, policyholder bankruptcies, judicial rulings and legislative actions.  The Company also analyzes developing payment patterns among policyholders in the Home Office, Field Office and Assumed Reinsurance and Other categories as well as projected reinsurance billings and recoveries.  In addition, the Company reviews its historical gross and net loss and expense paid experience, year-by-year, to assess any emerging trends, fluctuations, or characteristics suggested by the aggregate paid activity.  Conventional actuarial methods are not utilized to establish asbestos reserves nor have the Company’s evaluations resulted in any way of determining a meaningful average asbestos defense or indemnity payment.

Because each policyholder presents different liability and coverage issues, the Company generally reviews the exposure presented by each policyholder at least annually.  Among the factors which the Company may consider in the course of this review are: available insurance coverage, including the role of any umbrella or excess insurance the Company has issued to the policyholder; limits and deductibles; an analysis of the policyholder’s potential liability; the jurisdictions involved; past and anticipated future claim activity and loss development on pending claims; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance; the role, if any, of non-asbestos claims or potential non-asbestos claims in any resolution process; and applicable coverage defenses or determinations, if any, including the determination as to whether or not an asbestos claim is a products/completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim.

Net asbestos paid loss and loss expenses in the first six months of 2014 were $100 million, compared with $99 million in the same period of 2013.  Net asbestos reserves were $2.25 billion at June 30, 2014, compared with $2.28 billion at June 30, 2013.

The following table displays activity for asbestos losses and loss expenses and reserves:

(at and for the six months ended June 30, in millions)	2014	2013
Beginning reserves:
Gross	$2,606	$2,689
Ceded	(256)	(311)
Net	2,350	2,378

Incurred losses and loss expenses:
Gross	—	—
Ceded	—	—
Net	—	—

Paid loss and loss expenses:
Gross	124	122
Ceded	(24)	(23)
Net	100	99

Foreign exchange and other:
Gross	—	(1)
Ceded	—	—
Net	—	(1)

Ending reserves:
Gross	2,482	2,566
Ceded	(232)	(288)
Net	$2,250	$2,278

See “—Uncertainty Regarding Adequacy of Asbestos and Environmental Reserves.”

ENVIRONMENTAL CLAIMS AND LITIGATION

The Company has received and continues to receive claims from policyholders who allege that they are liable for injury or damage arising out of their alleged disposition of toxic substances. Mostly, these claims are due to various legislative as well as regulatory efforts aimed at environmental remediation. For instance, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), enacted in 1980 and later modified, enables private parties as well as federal and state governments to take action with respect to releases and threatened releases of hazardous substances. This federal statute permits the recovery of response costs from some liable parties and may require liable parties to undertake their own remedial action. Liability under CERCLA may be joint and several with other responsible parties.

The Company has been, and continues to be, involved in litigation involving insurance coverage issues pertaining to environmental claims. The Company believes that some court decisions have interpreted the insurance coverage to be broader than the original intent of the insurers and policyholders. These decisions often pertain to insurance policies that were issued by the Company prior to the mid-1980s. These decisions continue to be inconsistent and vary from jurisdiction to jurisdiction. Environmental claims, when submitted, rarely indicate the monetary amount being sought by the claimant from the policyholder, and the Company does not keep track of the monetary amount being sought in those few claims which indicate a monetary amount.

The resolution of environmental exposures by the Company generally occurs through settlements with policyholders as opposed to claimants.  Generally, the Company strives to extinguish any obligations it may have under any policy issued to the policyholder for past, present and future environmental liabilities and extinguish any pending coverage litigation dispute with the policyholder.  This form of settlement is commonly referred to as a “buy-back” of policies for future environmental liability. In addition, many of the agreements have also extinguished any insurance obligation which the Company may have for other claims, including but not limited to asbestos and other cumulative injury claims.  The Company and its policyholders may also agree to settlements which extinguish any liability arising from known specified sites or claims.  Where appropriate, these agreements also include indemnities and hold harmless provisions to protect the Company.  The Company’s general purpose in executing these agreements is to reduce the Company’s potential environmental exposure and eliminate the risks presented by coverage litigation with the policyholder and related costs.

In establishing environmental reserves, the Company evaluates the exposure presented by each policyholder and the anticipated cost of resolution, if any. In the course of this analysis, the Company generally considers the probable liability, available coverage and relevant judicial interpretations.  In addition, the Company considers the many variables presented, such as: the nature of the alleged activities of the policyholder at each site; the number of sites; the total number of potentially responsible parties at each site; the nature of the alleged environmental harm and the corresponding remedy at each site; the nature of government enforcement activities at each site; the ownership and general use of each site; the overall nature of the insurance relationship between the Company and the policyholder, including the role of any umbrella or excess insurance the Company has issued to the policyholder; the involvement of other insurers; the potential for other available coverage, including the number of years of coverage; the role, if any, of non-environmental claims or potential non-environmental claims in any resolution process; and the applicable law in each jurisdiction.  The evaluation of the exposure presented by a policyholder can change as information concerning that policyholder and the many variables presented is developed.  Conventional actuarial techniques are not used to estimate these reserves.

In its review of environmental reserves, the Company considers: past settlement payments; changing judicial and legislative trends; its reserves for the costs of litigating environmental coverage matters; the potential for policyholders with smaller exposures to be named in new clean-up actions for both on- and off-site waste disposal activities; the potential for adverse development; the potential for additional new claims beyond previous expectations; and the potential higher costs for new settlements.

The duration of the Company’s investigation and review of these claims and the extent of time necessary to determine an appropriate estimate, if any, of the value of the claim to the Company vary significantly and are dependent upon a number of factors. These factors include, but are not limited to, the cooperation of the policyholder in providing claim information, the pace of underlying litigation or claim processes, the pace of coverage litigation between the policyholder and the Company and the willingness of the policyholder and the Company to negotiate, if appropriate, a resolution of any dispute pertaining to these claims. Because these factors vary from claim-to-claim and policyholder-by-policyholder, the Company cannot provide a meaningful average of the duration of an environmental claim. However, based upon the Company’s experience in resolving these claims, the duration may vary from months to several years.

The Company continues to receive notices from policyholders tendering claims for the first time, frequently under policies issued prior to the mid-1980’s.  These policyholders continue to present smaller exposures, have fewer sites and are lower tier defendants.  Further, in many instances, clean-up costs have been reduced because regulatory agencies are willing to accept risk-based site analyses and more efficient clean-up technologies.  Over the past several years, the Company has experienced generally favorable trends in the number of new policyholders tendering environmental claims for the first time and in the number of pending declaratory judgment actions relating to environmental matters.  However, the degree to which those favorable trends have continued has been less than anticipated.  In addition, reserve development on existing environmental claims has been greater than anticipated.  As a result of these factors, the Company increased its net environmental reserves by $87 million and $65 million in the second quarters of 2014 and 2013, respectively.

Net environmental paid loss and loss expenses in the first six months of 2014 were $49 million, compared with $24 million in the same period of 2013.  At June 30, 2014, approximately 93% of the net environmental reserve (approximately $354 million) was carried in a bulk reserve and included unresolved environmental claims, incurred but not reported environmental claims and the anticipated cost of coverage litigation disputes relating to these claims. The bulk reserve the Company carries is established and adjusted based upon the aggregate volume of in-process environmental claims and the Company’s experience in resolving those claims. The balance, approximately 7% of the net environmental reserve (approximately $28 million), consists of case reserves.

The following table displays activity for environmental losses and loss expenses and reserves:

(at and for the six months ended June 30, in millions)	2014	2013
Beginning reserves:
Gross	$355	$352
Ceded	(11)	(5)
Net	344	347

Incurred losses and loss expenses:
Gross	94	72
Ceded	(7)	(7)
Net	87	65

Paid loss and loss expenses:
Gross	53	25
Ceded	(4)	(1)
Net	49	24

Foreign exchange and other:
Gross	—	—
Ceded	—	—
Net	—	—

Ending reserves:
Gross	396	399
Ceded	(14)	(11)
Net	$382	$388

UNCERTAINTY REGARDING ADEQUACY OF ASBESTOS AND ENVIRONMENTAL RESERVES

As a result of the processes and procedures discussed above, management believes that the reserves carried for asbestos and environmental claims are appropriately established based upon known facts, current law and management’s judgment. However, the uncertainties surrounding the final resolution of these claims continue, and it is difficult to determine the ultimate exposure for asbestos and environmental claims and related litigation. As a result, these reserves are subject to revision as new information becomes available and as claims develop. The continuing uncertainties include, without limitation, the risks and lack of predictability inherent in complex litigation, any impact from the bankruptcy protection sought by various asbestos producers and other asbestos defendants, a further increase or decrease in the cost to resolve, and/or the number of, asbestos and environmental claims beyond that which is anticipated, the emergence of a greater number of asbestos claims than anticipated as a result of extended life expectancies resulting from medical advances and lifestyle improvements, the role of any umbrella or excess policies the Company has issued, the resolution or adjudication of disputes pertaining to the amount of available coverage for asbestos and environmental claims in a manner inconsistent with the Company’s previous assessment of these claims, the number and outcome of direct actions against the Company, future developments pertaining to the Company’s ability to recover reinsurance for asbestos and environmental claims and the unavailability of other insurance sources potentially available to policyholders, whether through exhaustion of policy limits or through the insolvency of other participating insurers.  In addition, uncertainties arise from the insolvency or bankruptcy of policyholders and other defendants.  It is also not possible to predict changes in the legal, regulatory and legislative environment and their impact on the future development of asbestos and environmental claims.  This environment could be affected by changes in applicable legislation and future court and regulatory decisions and interpretations, including the outcome of legal challenges to legislative and/or judicial reforms establishing medical criteria for the pursuit of asbestos claims.  It is also difficult to predict the ultimate outcome of complex coverage disputes until settlement negotiations near completion and significant legal questions are resolved or, failing settlement, until the dispute is adjudicated. This is particularly the case with policyholders in bankruptcy where negotiations often involve a large number of claimants and other parties and require court approval to be effective. As part of its continuing analysis of asbestos and environmental reserves, the Company continues to study the implications of these and other developments.  (Also see note 11 of notes to the unaudited consolidated financial statements in this Exhibit 99.2).

Because of the uncertainties set forth above, additional liabilities may arise for amounts in excess of the Company’s current reserves.  In addition, the Company’s estimate of claims and claim adjustment expenses may change.  These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could result in income statement charges that could be material to the Company’s operating results in future periods.

INVESTMENT PORTFOLIO

The Company’s invested assets at June 30, 2014 were $73.94 billion, of which 93% was invested in fixed maturity and short-term investments, 1% in equity securities, 1% in real estate investments and 5% in other investments.  Because the primary purpose of the investment portfolio is to fund future claims payments, the Company employs a conservative investment philosophy.  A significant majority of funds available for investment are deployed in a widely diversified portfolio of high quality, liquid taxable U.S. government, tax-exempt U.S. municipal and taxable corporate and U.S. agency mortgage-backed bonds.

The carrying value of the Company’s fixed maturity portfolio at June 30, 2014 was $64.58 billion.  The Company closely monitors the duration of its fixed maturity investments, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy the Company’s insurance and debt obligations.  The weighted average credit quality of the Company’s fixed maturity portfolio, both including and excluding U.S. Treasury securities, was “Aa2” at both June 30, 2014 and December 31, 2013.  Below investment grade securities represented 3.0% of the total fixed maturity investment portfolio at both June 30, 2014 and December 31, 2013.  The average effective duration of fixed maturities and short-term securities was 3.5 (3.7 excluding short-term securities) at June 30, 2014 and 3.7 (3.9 excluding short-term securities) at December 31, 2013.  See the “Outlook” section in “Item 2 —Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed on July 22, 2014.

Obligations of States, Municipalities and Political Subdivisions

The Company’s fixed maturity investment portfolio at June 30, 2014 and December 31, 2013 included $35.03 billion and $35.56 billion, respectively, of securities which are obligations of states, municipalities and political subdivisions (collectively referred to as the municipal bond portfolio).  The municipal bond portfolio is diversified across the United States, the District of Columbia and Puerto Rico and includes general obligation and revenue bonds issued by states, cities, counties, school districts and similar issuers.  Included in the municipal bond portfolio at June 30, 2014 and December 31, 2013 were $8.46 billion and $9.52 billion, respectively, of pre-refunded bonds, which are bonds for which states or municipalities have established irrevocable trusts, almost exclusively comprised of U.S. Treasury securities, which were created to satisfy their responsibility for payments of principal and interest.  The irrevocable trusts are verified as to their sufficiency by an independent verification agent of the underwriter, issuer or trustee.

The Company bases its investment decision on the underlying credit characteristics of the municipal security.  While its municipal bond portfolio includes a number of securities that were enhanced by third-party insurance for the payment of principal and interest in the event of an issuer default, the Company does not rely on enhanced credit characteristics provided by such third-party insurance as part of its investing decisions.  Of the insured municipal securities in the Company’s investment portfolio at June 30, 2014, approximately 99% were rated at “A3” or above, and approximately 87% were rated at “Aa3” or above, without the benefit of insurance.  The Company believes that a loss of the benefit of insurance would not result in a material adverse impact on the Company’s results of operations, financial position or liquidity, due to the underlying credit strength of the issuers of the securities, as well as the Company’s ability and intent to hold the securities.  The average credit rating of the underlying issuers of these securities was “Aa2” at June 30, 2014.  The average credit rating of the entire municipal bond portfolio was “Aa1” at June 30, 2014 with and without the enhancement provided by third-party insurance.

Mortgage-Backed Securities, Collateralized Mortgage Obligations and Pass-Through Securities

The Company’s fixed maturity investment portfolio at June 30, 2014 and December 31, 2013 included $2.33 billion and $2.42 billion, respectively, of residential mortgage-backed securities, including pass-through-securities and collateralized mortgage obligations (CMO), all of which are subject to prepayment risk (either shortening or lengthening of duration).  While prepayment risk for securities and its effect on income cannot be fully controlled, particularly when interest rates move dramatically, the Company’s investment strategy generally favors securities that reduce this risk within expected interest rate ranges.  Included in the totals at June 30, 2014 and December 31, 2013 were $970 million and $1.06 billion, respectively, of GNMA, FNMA and FHLMC (excluding FHA project loans) guaranteed residential mortgage-backed pass-through securities classified as available for sale.  Also included in those totals were residential CMOs classified as available for sale with a fair value of $1.36 billion at both June 30, 2014 and December 31, 2013.  Approximately 43% and 42% of the Company’s CMO holdings at June 30, 2014 and December 31, 2013, respectively, were guaranteed by or fully collateralized by securities issued by GNMA, FNMA or FHLMC.  The average credit rating of the $765 million and $790 million of non-guaranteed CMO holdings at June 30, 2014 and December 31, 2013, respectively, was “Ba2” and “Ba3,” respectively.  The average credit rating of all of the above securities was “Aa3” and “A1” at June 30, 2014 and December 31, 2013, respectively.

The Company makes investments in residential CMOs that are either guaranteed by GNMA, FNMA or FHLMC, or if not guaranteed, are senior or super-senior positions within their respective securitizations.  Both guaranteed and non-guaranteed residential CMOs allocate the distribution of payments from the underlying mortgages among different classes of bondholders.  In addition, non-guaranteed residential CMOs provide structures that allocate the impact of credit losses to different classes of bondholders.  Senior and super-senior CMOs are protected, to varying degrees, from credit losses as those losses are initially allocated to subordinated bondholders.  The Company’s investment strategy is to purchase CMO tranches that are expected to offer the most favorable return given the Company’s assessment of associated risks.  The Company does not purchase residual interests in CMOs.

Alternative Documentation Mortgages and Sub-Prime Mortgages

At June 30, 2014 and December 31, 2013, the Company’s fixed maturity investment portfolio included CMOs backed by alternative documentation mortgages and asset-backed securities collateralized by sub-prime mortgages with a collective fair value of $274 million and $293 million, respectively (comprising less than 1% of the Company’s total fixed maturity investments at both dates).  The Company defines sub-prime mortgage-backed securities as investments in which the underlying loans primarily exhibit one or more of the following characteristics: low FICO scores, above-prime interest rates, high loan-to-value ratios or high debt-to-income ratios.  Alternative documentation securitizations are those in which the underlying loans primarily meet the government-sponsored entities’ requirements for credit score but do not meet the government-sponsored entities’ guidelines for documentation, property type, debt and loan-to-value ratios.  The average credit rating on these securities and obligations held by the Company was “Ba2” at both June 30, 2014 and December 31, 2013.  The Company does not believe this portfolio exposes it to a material adverse impact on its results of operations, financial position or liquidity, due to the portfolio’s relatively small size.

Commercial Mortgage-Backed Securities and Project Loans

At June 30, 2014 and December 31, 2013, the Company held commercial mortgage-backed securities (including FHA project loans) of $513 million and $475 million, respectively.  The Company does not believe this portfolio exposes it to a material adverse impact on its results of operations, financial position or liquidity, due to the portfolio’s relatively small size and the underlying credit strength of these securities.

Equity Securities Available for Sale, Real Estate and Short-Term Investments

See note 1 of notes to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014 for further information about these invested asset classes.

Other Investments

The Company also invests much smaller amounts in equity securities, real estate, private equity limited partnerships, hedge funds, and real estate partnerships and joint ventures, which are subject to more volatility than the Company’s fixed maturity investments.  These asset classes have historically provided a higher return than fixed maturities but are subject to more volatility.  At June 30, 2014 and December 31, 2013, the carrying value of the Company’s other investments was $3.61 billion and $3.44 billion, respectively.

CATASTROPHE REINSURANCE COVERAGE

The Company’s catastrophe reinsurance coverage is discussed in the “Catastrophe Reinsurance” section of “Part I — Item 1 — Business” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014.  Except as discussed below, there have been no material changes to the Company’s catastrophe reinsurance coverage from that reported in the Annual Report.

General Catastrophe Reinsurance Treaty.  The Company utilizes a general catastrophe reinsurance treaty with unaffiliated reinsurers to help manage its exposure to losses resulting from catastrophes.  The general catastrophe reinsurance treaty covers the accumulation of net property losses arising out of one occurrence.  The treaty covers all of the Company’s exposures in the United States and Canada and their possessions, and waters contiguous thereto, and the Caribbean and Mexico.  The treaty only provides coverage for terrorism events in limited circumstances and excludes entirely losses arising from nuclear, biological, chemical or radiological attacks.

The following table summarizes the Company’s coverage under its General Catastrophe Reinsurance Treaty, effective for the period July 1, 2014 through June 30, 2015, as well as certain other catastrophe-related coverages, other than coverage related to the General Catastrophe Aggregate Excess-of-Loss Treaty which is described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014.

Layer of Loss	Reinsurance Coverage In-Force
$0 - $1.5 billion

Loss 100% retained by the Company, except for certain losses covered by the Earthquake Excess-of-Loss Reinsurance Treaty as described below. Additionally, certain losses incurred in the Northeastern United States are covered by the reinsurance agreements related to the Catastrophe Bonds as described below.

$1.5 billion - $2.25 billion

53.3% ($400 million) of loss covered by treaty; 46.7% ($350 million) of loss retained by the Company. Additionally, certain losses incurred in the Northeastern United States are covered by the reinsurance agreements related to the Catastrophe Bonds as described below.

Greater than $2.25 billion

100% of loss retained by the Company, except for certain losses incurred in the Northeastern United States, which are covered by the reinsurance agreements related to the Catastrophe Bonds and Northeast General Catastrophe Reinsurance Treaty as described below.

Catastrophe Bonds. The Company has catastrophe protection through two indemnity reinsurance agreements with Long Point Re III Ltd. (Long Point Re III), an independent Cayman Islands company licensed as a Class B insurer in the Cayman Islands.  The reinsurance agreements expire in June 2015 and May 2016, respectively and provide coverage to the Company for certain losses from a hurricane in the northeastern United States.  Both reinsurance agreements meet the requirements to be accounted for as reinsurance in accordance with the guidance for reinsurance contracts.  In connection with each reinsurance agreement, Long Point Re III issued notes (generally referred to as “catastrophe bonds”) to investors in an amount equal to the full coverage provided under the respective reinsurance agreement as described below.

The attachment point, maximum limit and insurance percentage under the Company’s reinsurance agreement with Long Point Re III that expires in June 2015 were reset in April 2014. Accordingly, for the period May 1, 2014 through June 6, 2015, the Company will be entitled to begin recovering amounts under the reinsurance agreement if the losses in the covered area for a single occurrence reach an initial attachment amount of $1.772 billion.  The full $250 million coverage amount is available on a proportional basis until covered losses reach a maximum $2.331 billion.

The attachment point, maximum limit and insurance percentage under the Company’s reinsurance agreement with Long Point Re III that expires in May 2016 were also reset in April 2014.  Accordingly, for the period May 17, 2014 through May 16, 2015, the Company will be entitled to begin recovering amounts under the reinsurance agreement if the losses in the covered area for a single occurrence reach an initial attachment amount of $1.222 billion.  The full $300 million coverage amount is available on a proportional basis until covered losses reach a maximum $1.772 billion.

The business covered by these reinsurance agreements is a subset of the Company’s overall insurance portfolio, comprising property insurance and related coverages spread across the following geographic locations: Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Virginia and Vermont. The coverage under both reinsurance agreements is limited to specified property coverage written in the Company’s Personal Insurance segment, and within “Select Accounts” and “Commercial Accounts” in the Company’s Business and International Insurance segment.

See the “Catastrophe Reinsurance” section of “Part I — Item 1 — Business” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014 for more details, including a discussion of the structure of and accounting for Long Point Re III.

Other Catastrophe Reinsurance Treaties.  In addition to its general catastrophe treaty and its multi-year catastrophe bonds, the Company also is party to a northeast general catastrophe reinsurance treaty, a general catastrophe aggregate excess-of-loss reinsurance treaty, two earthquake excess-of-loss reinsurance treaties and several international reinsurance treaties.

•                  Northeast General Catastrophe Reinsurance Treaty.  The northeast general catastrophe treaty provides up to $850 million of coverage, subject to a $2.25 billion retention, for certain losses arising from hurricanes, tornados, hail storms, earthquakes and winter storm or freeze losses from Virginia to Maine for the period July 1, 2014 through June 30, 2015.  Losses from a covered event (occurring over several days) anywhere in the United States, Canada, the Caribbean and Mexico and waters contiguous thereto may be used to satisfy the retention.  Recoveries under the catastrophe bonds (if any) would be first applied to reduce losses subject to this treaty.

•                  General Catastrophe Aggregate Excess-of-Loss Reinsurance Treaty — See the “Catastrophe Reinsurance” section of “Part I — Item 1 — Business” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014.

•                  Business and International Insurance Earthquake Excess-of-Loss Reinsurance Treaty. This earthquake excess-of-loss treaty provides for up to $150 million part of $165 million of coverage, subject to a $60 million retention, for losses arising from an earthquake, including fire following and sprinkler leakage incurred under policies written by Technology, Public Sector Services and Commercial Accounts in the Company’s Business and International Insurance segment for the period July 1, 2014 through June 30, 2015.

•                  Personal Insurance Earthquake Excess-of-Loss Reinsurance Treaty. See the “ Catastrophe Reinsurance” section of “Part I — Item 1 — Business” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014.

•                  Canadian Property Catastrophe Excess-of-Loss Reinsurance Contract.  This contract, effective for the period July 1, 2014 through and including June 30, 2015, covers the accumulation of net property losses arising out of one occurrence on business written by the Company’s Canadian businesses.  The treaty covers habitational property, commercial property, inland marine, ocean marine and auto physical damages exposures written by the Company’s Canadian businesses with respect to risks located worldwide, written for Canadian insureds.  The treaty provides coverage for 100% of loss retained in excess of C$50 million, up to C$900 million.

•                  Other International Reinsurance Treaties.  See the “Catastrophe Reinsurance” section of “Part I — Item 1 — Business” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014.

The Company regularly reviews its catastrophe reinsurance coverage and may adjust such coverage in the future.

REINSURANCE RECOVERABLES

For a description of the Company’s reinsurance recoverables, refer to “Reinsurance Recoverables” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014.

The following table summarizes the composition of the Company’s reinsurance recoverables:

(in millions)	June 30, 2014	December 31, 2013
Gross reinsurance recoverables on paid and unpaid claims and claim adjustment expenses	$4,576	$4,707
Allowance for uncollectible reinsurance	(239)	(239)
Net reinsurance recoverables	4,337	4,468
Mandatory pools and associations	1,878	1,897
Structured settlements	3,293	3,348
Total reinsurance recoverables	$9,508	$9,713

The $131 million decline in net reinsurance recoverables from December 31, 2013 primarily reflected the impact of net favorable prior year reserve development and cash collections, as well as a slightly lower level of reinsurance purchased in the first six months of 2014.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of a company’s ability to generate sufficient cash flows to meet the cash requirements of its business operations and to satisfy general corporate purposes when needed.

Operating Company Liquidity.  The liquidity requirements of the Company’s insurance subsidiaries are met primarily by funds generated from premiums, fees, income received on investments and investment maturities.  Cash provided from these sources is used primarily for claims and claim adjustment expense payments and operating expenses.  The insurance subsidiaries’ liquidity requirements can be impacted by, among other factors, the timing and amount of catastrophe claims, which are inherently unpredictable, as well as the timing and amount of reinsurance recoveries, which may be affected by reinsurer solvency and reinsurance coverage disputes.  Additionally, the variability of asbestos-related claim payments, as well as the volatility of potential judgments and settlements arising out of litigation, may also result in increased liquidity requirements.  It is the opinion of the Company’s management that the insurance subsidiaries’ future liquidity needs will be adequately met from all of the sources described above.  Subject to restrictions imposed by states in which the Company’s insurance subsidiaries are domiciled, the Company’s principal insurance subsidiaries pay dividends to their respective parent companies, which in turn pay dividends to the corporate holding (parent) company (TRV).

Holding Company Liquidity.  TRV’s liquidity requirements primarily include shareholder dividends, debt servicing, common share repurchases and, from time to time, contributions to its qualified domestic pension plan.  At June 30, 2014, TRV held total cash and short-term invested assets in the United States aggregating $1.83 billion and having a weighted average maturity of 56 days.  These assets are sufficient to meet TRV’s current liquidity requirements and are in excess of TRV’s minimum target level, which comprises TRV’s estimated annual pretax interest expense and common shareholder dividends, and currently totals approximately $1.1 billion.

TRV is not dependent on dividends or other forms of repatriation from its foreign operations to support its liquidity needs.  U.S. income taxes have not been recognized on substantially all of the Company’s foreign operations’ undistributed earnings as of June 30, 2014, as such earnings are intended to be permanently reinvested in those operations.  Furthermore, taxes paid to foreign governments on these earnings may be used as credits against the U.S. tax on dividend distributions if such earnings were to be distributed to the holding company.  The amount of undistributed earnings from foreign operations and related taxes on those undistributed earnings were not material to the Company’s financial position or liquidity at June 30, 2014.

TRV has a shelf registration statement with the Securities and Exchange Commission which permits it to issue securities from time to time.  TRV also has a $1.0 billion line of credit facility with a syndicate of financial institutions that expires in June 2018.  This line of credit also supports TRV’s $800 million commercial paper program, of which $100 million was outstanding at June 30, 2014.  TRV is not reliant on its commercial paper program to meet its operating cash flow needs.

The Company utilized uncollateralized letters of credit issued by major banks with an aggregate limit of approximately $171 million, to provide a portion of the capital needed to support its obligations at Lloyd’s at June 30, 2014.  If uncollateralized letters of credit are not available at a reasonable price or at all in the future, the Company can collateralize these letters of credit or may have to seek alternative means of supporting its obligations at Lloyd’s, which could include utilizing holding company funds on hand.

Operating Activities

Net cash flows provided by operating activities in the first six months of 2014 and 2013 were $1.33 billion and $1.25 billion, respectively.  Cash flows in the first six months of 2014 primarily reflected a higher level of collected premiums, partially offset by higher income tax payments.

Investing Activities

Net cash flows provided by investing activities were $487 million and $92 million in the first six months of 2014 and 2013 respectively.  The Company’s consolidated total investments at June 30, 2014 increased by $781 million, or 1% over year-end 2013, primarily reflecting the impact of net cash flows provided by operating activities and an increase in net unrealized appreciation of investments, partially offset by common share repurchases and dividends paid to shareholders.

The Company’s investment portfolio is managed to support its insurance operations; accordingly, the portfolio is positioned to meet obligations to policyholders.  As such, the primary goals of the Company’s asset-liability management process are to satisfy the insurance liabilities and maintain sufficient liquidity to cover fluctuations in projected liability cash flows.  Generally, the expected principal and interest payments produced by the Company’s fixed maturity portfolio adequately fund the estimated runoff of the Company’s insurance reserves.  Although this is not an exact cash flow match in each period, the substantial amount by which the market value of the fixed maturity portfolio exceeds the value of the net insurance liabilities, as well as the positive cash flow from newly sold policies and the large amount of high quality liquid bonds, contributes to the Company’s ability to fund claim payments without having to sell illiquid assets or access credit facilities.

Financing Activities

Net cash flows used in financing activities in the first six months of 2014 and 2013 were $1.80 billion and $1.36 billion, respectively.  The totals in both periods primarily reflected common share repurchases and dividends to shareholders, partially offset by the proceeds from employee stock option exercises.  The first six months of 2013 also included the payment of the Company’s $500 million, 5.00% senior notes at maturity.

Dividends.  Dividends paid to shareholders were $365 million and $366 million in the first six months of 2014 and 2013, respectively.  The declaration and payment of future dividends to holders of the Company’s common stock will be at the discretion of the Company’s board of directors and will depend upon many factors, including the Company’s financial position, earnings, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints and other factors as the board of directors deems relevant.  Dividends will be paid by the Company only if declared by its board of directors out of funds legally available, subject to any other restrictions that may be applicable to the Company.  On July 22, 2014, the Company announced that it declared a regular quarterly dividend of $0.55 per share, payable September 30, 2014, to shareholders of record on September 10, 2014.

Share Repurchase Authorization.  The Company’s board of directors has approved common share repurchase authorizations under which repurchases may be made from time to time in the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, in private transactions or otherwise.  The authorizations do not have a stated expiration date.  The timing and actual number of shares to be repurchased in the future will depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.  During the three months and six months ended June 30, 2014, the Company repurchased 9.5 million and 17.3 million shares, respectively, under its share repurchase authorization, for a total cost of $875 million and $1.53 billion, respectively.  The average cost per share repurchased was $92.67 and $88.27, respectively.  At June 30, 2014, the Company had $3.23 billion of capacity remaining under the share repurchase authorization.

2014 Stock Incentive Plan.  In February 2014, the Company’s board of directors approved The Travelers Companies, Inc. 2014 Stock Incentive Plan (2014 Incentive Plan) to replace, effective with shareholder approval, the Amended and Restated 2004 Stock Incentive Plan (2004 Incentive Plan), which was scheduled to expire in July 2014.  At the Company’s 2014 Annual Meeting of Shareholders on May 27, 2014, the shareholders approved the 2014 Incentive Plan.  Accordingly, the 2014 Incentive Plan became effective on that date and no further awards will be made under the 2004 Incentive Plan.  The 2014 Incentive plan has substantially the same terms, other than the number of shares available, as the 2004 Incentive Plan and is effective through February 5, 2024.  The number of shares initially available for issuance under the 2014 Incentive Plan was 10,000,000 shares of common stock.  Shares of common stock subject to an award granted under the 2014 Incentive Plan or the prior 2004 Incentive Plan that expire unexercised, are forfeited, terminated or canceled and that do not result in the issuance of common stock will be available for grant under the 2014 Incentive Plan.

Capital Structure.  The following table summarizes the components of the Company’s capital structure at June 30, 2014 and December 31, 2013.

(in millions)	June 30, 2014	December 31, 2013
Debt:
Short-term	$100	$100
Long-term	6,261	6,261
Net unamortized fair value adjustments and debt issuance costs	(14)	(15)
Total debt	6,347	6,346

Shareholders’ equity:
Common stock and retained earnings, less treasury stock	23,970	23,986
Accumulated other comprehensive income	1,562	810
Total shareholders’ equity	25,532	24,796
Total capitalization	$31,879	$31,142

The following table provides a reconciliation of total capitalization excluding net unrealized gain on investments to total capitalization presented in the foregoing table.

(dollars in millions)	June 30, 2014	December 31, 2013

Total capitalization excluding net unrealized gain on investments	$29,866	$29,820
Net unrealized gain on investments, net of taxes	2,013	1,322
Total capitalization	$31,879	$31,142

Debt-to-total capital ratio	19.9%	20.4%
Debt-to-total capital ratio excluding net unrealized gain on investments	21.3%	21.3%

The debt-to-total capital ratio excluding net unrealized gain on investments is calculated by dividing (a) debt by (b) total capitalization excluding net unrealized gains and losses on investments, net of taxes.  Net unrealized gains and losses on investments can be significantly impacted by both interest rate movements and other economic factors.  Accordingly, in the opinion of the Company’s management, the debt-to-total capital ratio calculated on this basis provides another useful metric for investors to understand the Company’s financial leverage position.  The Company’s ratio of debt-to-total capital (excluding after-tax net unrealized investment gains) was 21.3% at June 30, 2014, within the Company’s target range of 15% to 25%.

RATINGS

Ratings are an important factor in assessing the Company’s competitive position in the insurance industry.  The Company receives ratings from the following major rating agencies: A.M. Best Company (A.M. Best), Fitch Ratings (Fitch), Moody’s Investors Service (Moody’s) and Standard & Poor’s (S&P).  The following rating agency actions were taken with respect to the Company since April 22, 2014, the date on which the Company’s Form 10-Q for the quarter ended March 31, 2014 was filed with the Securities and Exchange Commission.  For additional discussion of ratings, see the “Ratings” section of “Part I — Item 1 — Business” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

•                  On May 23, 2014, A.M. Best upgraded the financial strength ratings to “A++” from “A+” and the issuer credit ratings to “aa+” from “aa” of the property/casualty subsidiaries of The Travelers Companies, Inc. (TRV), as well as Travelers Casualty and Surety Company of America, Travelers Casualty and Surety Company of Europe, Ltd. and Travelers Insurance Company of Canada.  Concurrently, A.M. Best upgraded the issuer credit ratings and senior debt ratings to “a+” from “a” of TRV and its two wholly-owned downstream holding companies, Travelers Property Casualty Corp. and Travelers Insurance Group Holdings, Inc.  The outlook for the above ratings has been revised to stable from positive.  A.M. Best also affirmed the financial strength rating of “A” and issuer credit rating “a+” of The Premier Insurance Company of Massachusetts, and the financial strength rating of “A-” and issuer credit rating of “a-” of First Floridian Auto and Home Insurance Company.  The outlook for these ratings is stable.

•                  On May 23, 2014, A.M. Best assigned a financial strength rating of “A” and an issuer credit rating of “a” to The Dominion of Canada General Insurance Company, which the Company acquired in November 2013. The outlook assigned to all ratings is stable.

•                  On June 13, 2014, S&P affirmed all ratings of the Company.  The outlook for all ratings is stable.

CRITICAL ACCOUNTING ESTIMATES

For a description of the Company’s critical accounting estimates, refer to “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as updated by the Company’s Current Report on Form 8-K filed on September 10, 2014.  The Company considers its most significant accounting estimates to be those applied to claims and claim adjustment expense reserves and related reinsurance recoverables, investment valuation and impairments, and goodwill and other intangible assets impairments. Except as shown in the table below, there have been no material changes to the Company’s critical accounting estimates since December 31, 2013.

Claims and Claim Adjustment Expense Reserves

The table below displays the Company’s gross claims and claim adjustment expense reserves by product line.  Additional liabilities may arise for amounts in excess of the current related reserves.  In addition, the Company’s estimate of claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could result in income statement charges that could be material to the Company’s operating results in future periods. In particular, a portion of the Company’s gross claims and claim adjustment expense reserves (totaling $2.88 billion at June 30, 2014) are for asbestos and environmental claims and related litigation. While the ongoing review of asbestos and environmental claims and associated liabilities considers the inconsistencies of court decisions as to coverage, plaintiffs’ expanded theories of liability and the risks inherent in complex litigation and other uncertainties, in the opinion of the Company’s management, it is possible that the outcome of the continued uncertainties regarding these claims could result in liability in future periods that differs from current reserves by an amount that could be material to the Company’s future operating results. See the preceding discussion of “Asbestos Claims and Litigation” and “Environmental Claims and Litigation.”

Gross claims and claim adjustment expense reserves by product line were as follows:

	June 30, 2014			December 31, 2013
(in millions)	Case	IBNR	Total	Case	IBNR	Total
General liability	$5,281	$8,438	$13,719	$5,355	$8,604	$13,959
Commercial property	769	643	1,412	778	542	1,320
Commercial multi-peril	1,923	1,796	3,719	1,879	1,707	3,586
Commercial automobile	2,269	1,237	3,506	2,305	1,219	3,524
Workers’ compensation	10,108	7,967	18,075	9,918	7,856	17,774
Fidelity and surety	362	747	1,109	426	818	1,244
Personal automobile	1,685	835	2,520	1,793	785	2,578
Homeowners and personal—other	628	599	1,227	635	551	1,186
International and other	3,494	2,051	5,545	3,585	2,109	5,694
Property-casualty	26,519	24,313	50,832	26,674	24,191	50,865
Accident and health	24	—	24	30	—	30
Claims and claim adjustment expense reserves	$26,543	$24,313	$50,856	$26,704	$24,191	$50,895

The $39 million decrease in gross claims and claim adjustment expense reserves since December 31, 2013 primarily reflected the impact of net favorable prior year reserve development and payments related to operations in runoff, including asbestos and environmental claims, partially offset by the impact of catastrophe losses incurred in the first six months of 2014.

Asbestos and environmental reserves are included in the General liability, Commercial multi-peril and International and other lines in the summary table above.  Asbestos and environmental reserves are discussed separately; see “Asbestos Claims and Litigation”, “Environmental Claims and Litigation” and “Uncertainty Regarding Adequacy of Asbestos and Environmental Reserves.”

FUTURE APPLICATION OF ACCOUNTING STANDARDS

See note 1 of notes to the Company’s unaudited consolidated financial statements contained in this Exhibit 99.2 for a discussion of recently issued accounting pronouncements.

FORWARD-LOOKING STATEMENTS

This report contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the Company’s outlook, share repurchase plans, expected margin improvement, potential returns, future pension plan contributions and the potential impact of investment markets and other economic conditions on the Company’s investment portfolio and underwriting results, among others, are forward looking, and the Company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives, including initiatives, such as in Personal Insurance, to improve profitability and competitiveness.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the Company’s business could be materially and adversely affected;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the Company’s financial results could be materially and adversely affected;

•                  the Company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the intense competition that the Company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the Company may not be able to collect all amounts due to it from reinsurers and reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all;

•                  the Company is exposed to credit risk in certain of its business and investment operations including reinsurance or structured settlements;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  changes in state or federal regulations or enforcement practices could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the Company’s relationships with its independent agents and brokers could adversely affect the Company;

•                  the Company’s efforts to develop new products, such as Quantum 2.0, or expand in targeted markets may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data security and/or outsourcing relationships, the Company’s ability to conduct its business could be negatively impacted;

•                  the Company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the United States, including in the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restriction on the use of particular types of underwriting criteria, such as credit scoring, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing on the intellectual property of others;

•                  changes to existing accounting standards may adversely impact the Company’s reported results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company; and

•                  the Company’s repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

The Company’s forward-looking statements in this report speak only as of July 22, 2014, and the Company undertakes no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein and in the Company’s most recent annual report on Form 10-K.

WEBSITE AND SOCIAL MEDIA DISCLOSURE

From time to time, the Company may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material company information.  Financial and other important information regarding the Company is routinely accessible through and posted on the Company’s website at http://investor.travelers.com, its Facebook page at http://www.facebook.com/travelers and its Twitter account (@TRV_Insurance) at http://twitter.com/TRV_Insurance.  In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the “Email Alert Service” section at http://investor.travelers.com.